UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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VERINT SYSTEMS INC.
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175 Broadhollow Road
Melville, New York 11747

Letter from our Chairman
May 9, 2018
Dear Verint Stockholder:
Verint was founded on a vision of Actionable Intelligence - helping organizations to capture data, analyze it, and turn it into actionable insights. Powered by this vision, we have enjoyed many years of strong growth and today more than 10,000 customers, including over 85% of the Fortune 100, as well as leading government agencies around the world, rely on Verint as a trusted partner.
From a business perspective, over the last two years, we have undertaken a significant transition of the company to increase our operational agility and to address growth trends in our industry. We initiated this transition during 2016 (the fiscal year ended January 31, 2017, or “FYE 2017”) and completed it during 2017 (the fiscal year ended January 31, 2018, or “FYE 18”), including the following:

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Completion of our multi-year operational agility initiative, including transitioning from three business segments to two, strengthening our segment management teams, aligning compensation plans to segment objectives, and laser focused execution on the unique needs of our customers in each segment.

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Strong innovation across our Actionable Intelligence portfolio, including many new solutions and new capabilities designed to leverage new technologies in advanced data mining, artificial intelligence, automation, cloud, and mobile.

These accomplishments, together with strong execution and financial discipline, drove an approximately 7% year-over-year increase in our revenues as well as margin expansion, with a substantial improvement in our GAAP and non-GAAP earnings per share. The completion of this transition is also evident in our guidance for another year of growth in the fiscal year ending January 31, 2019 (“FYE 19”).
From a corporate governance perspective, we made significant enhancements to our shareholder engagement program this year, further expanding and deepening the level of engagement we have traditionally had with our shareholders. We have also made a number of key modifications to our executive compensation program in response to the feedback we received from shareholders, and have refreshed the composition of our Board of Directors with the addition of two new directors since the fall of 2016.
I would like to take this opportunity to invite you to attend our 2018 Annual Meeting of Stockholders, which will be held on Thursday, June 21, 2018, at 11:00 A.M. Eastern Time at the Hilton Garden Inn, 1575 Round Swamp Road, Plainview, New York 11803. Whether or not you plan to attend the meeting, we encourage you to read the proxy materials and to vote. You can find additional information about our business performance for the year in our Annual Report on Form 10-K, which accompanies this proxy statement.
On behalf of the Board of Directors, I would like to express our appreciation for your continued support of Verint.

Sincerely,

Dan Bodner
Chairman and Chief Executive Officer

Verint Systems Inc.
175 Broadhollow Road
Melville, New York 11747

NOTICE OF 2018 ANNUAL MEETING OF STOCKHOLDERS

Date and Time	Location
June 21, 2018 11:00 a.m. Eastern Time	Hilton Garden Inn 1575 Round Swamp Road Plainview, New York 11803

PROPOSALS TO BE VOTED ON AT THE MEETING

Proposal	Board Recommendation
Elect seven directors to serve until the 2019 Annual Meeting of Stockholders	FOR
Advisory vote to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the current fiscal year	FOR
Advisory vote to approve the compensation of our named executive officers (say-on-pay)	FOR
Other matters that are properly brought before the meeting may also be considered.
Stockholders at the close of business on April 30, 2018 are entitled to vote.
Please vote your shares before the meeting, even if you plan to attend the meeting.
Your broker will not be able to vote your shares on the election of directors or the say-on-pay proposals unless you have given your broker instructions to do so.

By Order of the Board of Directors,

Jonathan Kohl
Senior Vice President, General Counsel - Corporate & Securities, and Corporate Secretary
May 9, 2018

Instructions on How to Vote

If you are a registered holder (you hold shares directly with our transfer agent)	If you are a beneficial holder (you hold shares through a bank, broker, or other nominee)
You can vote online, by phone, or by completing and mailing the attached proxy card.
You should use the voting instructions and materials provided to you by your bank, broker, or other nominee (which may also include instructions for voting online, by phone, or by completing and mailing a voting instruction card)

Important Notice of the Internet Availability of Proxy Materials
The Proxy Statement and our Annual Report for the year ended January 31, 2018 are available to stockholders at www.proxyvote.com.

i

PROXY STATEMENT

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The enclosed proxy is solicited on behalf of the board of directors (the “Board”) of Verint Systems Inc. (“Verint” or the “company”) in connection with our Annual Meeting of Stockholders (the “2018 Annual Meeting”) to be held on Thursday, June 21, 2018, at 11:00 a.m. Eastern Time or any adjournment or postponement of this meeting.

❖	The 2018 Annual Meeting will be held at the Hilton Garden Inn, 1575 Round Swamp Road, Plainview, New York 11803. Directions to the 2018 Annual Meeting can be found at the back of this proxy statement.

❖
Pursuant to rules adopted by the Securities and Exchange Commission (“SEC”), we have elected to provide electronic access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our record and beneficial stockholders. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or to request a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. In addition, stockholders may request to receive proxy materials electronically by email on an ongoing basis.

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We encourage you to take advantage of the availability of the proxy materials on the Internet in order to help reduce the costs and environmental impact of printing proxy materials. We intend to mail the Notice and make available via the Internet this proxy statement, the accompanying proxy card and our previously filed Annual Report on Form 10-K for the year ended January 31, 2018 to each stockholder entitled to vote at our 2018 Annual Meeting on or about May 9, 2018.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
All of our directors are elected at each annual meeting to serve until their successors are duly elected and qualified or their earlier death, resignation, or removal. The Board has nominated the persons named below, each of whom is presently serving on our Board, for election as directors. As of the date of this proxy statement, the Board consists of seven directors and one vacancy. Proxies cannot be voted for a greater number of persons than the number of nominees (seven nominees) named below.
Each of the nominees was recommended for reelection by the corporate governance & nominating committee and has been approved by the Board. Each of the nominees has consented to serve for the new term if elected. If any nominee becomes unavailable to serve for any reason before the election, which is not anticipated, your proxy authorizes us to vote for another person nominated by the Board. The election of directors will be made by a plurality of votes cast at the 2018 Annual Meeting. That means the seven nominees receiving the highest number of votes will be elected. This is not considered a routine matter and banks, brokers, or other nominees may not vote without instructions from the stockholder. Because directors need only be elected by a plurality of the vote, abstentions, broker non-votes, and withhold votes will not affect whether a particular nominee has received sufficient votes to be elected. However, under our director resignation policy, any nominee for director who, in an uncontested election, fails to receive more votes “for” his or her election than “withheld” must promptly tender his or her resignation for consideration by the corporate governance & nominating committee and subsequently by the Board. Our director resignation policy is available on our website at https://www.verint.com/investor-relations/corporate-governance/corporate-governance-policies/index.html.
As described in detail below, our nominees have considerable professional and business experience, including service on other public company boards and/or as public company executives in the software and/or security industries as well as experience in subject areas such as corporate governance, finance and accounting, and executive compensation, among others. The recommendation of our Board is based on its carefully considered judgment that the experience, record, and qualifications of our nominees make them well qualified to serve on our Board. The Board believes that each of the nominees listed brings strong skills and extensive experience to the Board, giving the Board as a group the appropriate skills to exercise its oversight responsibilities.

As discussed in further detail under the “Shareholder Engagement” section of the Compensation Discussion and Analysis below, under the supervision of our Board and our compensation committee, we made significant enhancements to our shareholder engagement program this year, further expanding and deepening the level of engagement we have traditionally had with our shareholders. We have also made a number of key modifications to our executive compensation program in response to the feedback we received from shareholders, and have refreshed the composition of our Board with the addition of two new directors since the fall of 2016. We believe that these actions demonstrate our Board’s desire to maintain an open line of communication with our shareholders and to be responsive to shareholder feedback.

Name	Age	Director Since	Position(s)

Dan Bodner	59	1994	Chairman of the Board and Chief Executive Officer
John Egan	60	2012	Lead Independent Director
Penelope Herscher	57	2017	Director
William Kurtz	60	2016	Director
Richard Nottenburg	64	2013	Director
Howard Safir	76	2002	Director
Earl Shanks	61	2012	Director

Dan Bodner serves as our Chief Executive Officer and Chairman of the Board. Mr. Bodner has served as our President and/or Chief Executive Officer and as a director since the founding of the company in 1994 and assumed the role of Chairman of the Board in August 2017. Under his leadership and his vision of Actionable Intelligence software, we experienced rapid growth and, in 2002, with over $100 million of revenue, we completed a successful IPO. Following the IPO, we continued to expand our portfolio of Actionable Intelligence solutions for the enterprise and security markets, achieving significant scale and global presence with over $1 billion of revenue. The Board has concluded that Mr. Bodner’s position as our Chief Executive Officer, his intimate knowledge of our operations, assets, customers, growth strategies, and competitors, his knowledge of the technology, software, and security industries, and his extensive management experience give him the qualifications and skills to serve as a director and our chairman.

John Egan has served as a director since August 2012, and as Lead Independent Director since August 2017. Mr. Egan is a founding managing partner of Egan-Managed Capital and has served as a managing partner of Carruth Associates, a financial services firm, since 1998. From 1986 to 1997, Mr. Egan held various executive roles at EMC Corporation, including serving as executive vice president of operations, executive vice president of products and offerings, and executive vice president of sales and marketing. Mr. Egan has served as a director of NetScout since 2001, where he is currently lead director, a member of the audit committee, a member of the finance committee and chairman of the nominating and governance committee, and Progress Software Corporation since 2011, where he is currently the non-executive chairman of the board and a member of the audit committee. Previously, he was a director of EMC Corporation and VMWare, prior to EMC being acquired by Dell in 2016. The Board has concluded that Mr. Egan’s financial and business expertise, including a diversified background of managing and serving as a director of several public technology companies and expertise in mergers and acquisitions, gives him the qualifications and skills to serve as a director.

Penelope Herscher has served as a director since April 2017. She has over 15 years of experience as a high-tech CEO and over 10 years serving on public company boards. She currently sits on the board of Lumentum Operations LLC, where she is chair of the compensation committee and a member of the governance committee, PROS Holdings, Inc., a cloud software provider, and Faurecia, an automotive supplier of cockpits and technology. Previously she served as a director of Rambus Inc., where she was the chair of the strategy committee and a member of the governance committee from July 2006 to February 2018. From 2015 until 2017, Ms. Herscher served as the executive chairman at FirstRain, Inc., a privately held company in the unstructured data analytics space, where she was President & CEO until 2015. Prior to FirstRain, Ms. Herscher held senior executive positions at a number of software and technology companies, including Cadence Design Systems, Inc. and Simplex Solutions, Inc. The Board has concluded that Ms. Herscher’s financial and business expertise, including her diversified background of managing technology companies, serving as a chief executive officer, and serving as a director of public technology companies, give her the qualifications and skills to serve as a director.

William Kurtz has served as a director since September 2016. Mr. Kurtz has served as Executive Vice President and Chief Commercial Officer of Bloom Energy Corporation since 2015, and prior to that, as the company’s CFO and CCO beginning in 2008.   Prior to 2008, he held CFO or other senior finance roles for Novellus Systems (now Lam Research), Engenio Information Technologies, 3PARdata (now part of Hewlett Packard Enterprise), Scient Corporation, and AT&T Corporation. Mr. Kurtz previously served as the chairman of the audit committees of Violin Memory, of PMC-Sierra (now part of Microsemi Corporation), and of Redback Networks (now part of Ericsson). The Board has concluded that Mr. Kurtz’s financial and business expertise, including his prior service as the chief financial officer of public companies and his service on the audit committees of several companies, give him the qualifications and skills to serve as a director.

Richard Nottenburg has served as a director since February 2013, having previously served as a director from July 2011 to November 2011. Dr. Nottenburg, an investor in early stage technology companies and a management consultant, served as President and Chief Executive Officer and a member of the board of directors of Sonus Networks, Inc. from 2008 through 2010. From 2004 until 2008, Dr. Nottenburg was an officer with Motorola, Inc., ultimately serving as its Executive Vice President, Chief Strategy Officer and Chief Technology Officer. Dr. Nottenburg is currently a member of the board of directors of Sequans Communications S.A., where he serves as a member of the compensation committee and the audit committee. He previously served on the boards of directors of PMC-Sierra and Comverse Technology, Inc. The Board has concluded that Dr. Nottenburg’s financial and business expertise, including his diversified background of managing technology companies, serving as a chief executive officer, and serving as a director of public technology companies, give him the qualifications and skills to serve as a director.

Howard Safir has served as a director since 2002. Since 2010, Mr. Safir has served as Chairman and Chief Executive Officer of VRI Technologies LLC, a security consulting and law enforcement integrator. Previously, Mr. Safir served as the Chairman and Chief Executive Officer of SafirRosetti, a provider of security and investigation services and a wholly owned subsidiary of Global Options Group Inc., as well as the Vice Chairman of Global Options Group Inc. and the Chief Executive Officer of Bode Technology, another wholly owned subsidiary of Global Options Group Inc. Mr. Safir currently serves as a director of Citius, a developer of pharmaceutical products, and LexisNexis Special Services, Inc., a leading provider of information and technology solutions to governments, and previously served as a director of Implant Sciences Corporation. During his career, Mr. Safir served as the 39th Police Commissioner of the City of New York, as Associate Director for Operations, U.S. Marshals Service, and as Assistant Director of the Drug Enforcement Administration. Mr. Safir was awarded the Ellis Island Medal of Honor among other citations and awards. The Board has concluded that Mr. Safir’s extensive law enforcement background and his financial and business expertise, including a diversified background of managing and serving as a director of public technology and security-based companies and serving as a chief executive officer, give him the qualifications and skills to serve as a director.

Earl Shanks has served as a director since July 2012.  Since March 2017, Mr. Shanks has served as a director of Gaming & Leisure Properties, Inc. Mr. Shanks served as the Chief Financial Officer of Essendant Inc. a leading supplier of workplace essentials, from November 2015 until May 2017. Previously, Mr. Shanks served as the Chief Financial Officer at Convergys Corporation, a global leader in relationship management solutions and a major provider of outsourced business services, and held various financial leadership roles with NCR Corporation, ultimately serving as the Chief Financial Officer.  The Board has concluded that Mr. Shanks’ financial and business expertise, including his deep financial expertise serving as a chief financial officer of a public company, give him the qualifications and skills to serve as a director.

For stockholders of record, if no voting specification is made on a properly returned or voted proxy card, the person or persons voting your shares pursuant to instructions by proxy card will vote FOR this proposal.
THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE NOMINEES NAMED ABOVE.

PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTANTS
The audit committee has appointed Deloitte & Touche LLP to act as Verint’s independent registered public accountants for the year ending January 31, 2019. The audit committee has directed that such appointment be submitted to our stockholders for ratification at the 2018 Annual Meeting. Deloitte & Touche LLP was Verint’s independent registered public accountants for the year ended January 31, 2018.
Stockholder ratification of the appointment of Deloitte & Touche LLP as Verint’s independent registered public accountants is not required. The audit committee, however, is submitting the appointment to the stockholders for ratification as a matter of good corporate governance. If the stockholders do not ratify the appointment, the audit committee will reconsider whether or not to retain Deloitte & Touche LLP or to appoint another firm. Even if the appointment is ratified, the audit committee, in its discretion, may direct the appointment of a different accounting firm at any time during the year ending January 31, 2019, if the audit committee determines that such a change would be in our best interests and in the best interests of our stockholders.
Representatives of Deloitte & Touche LLP are expected to be present at the 2018 Annual Meeting and will have an opportunity to make a statement, if they so desire. They will also be available to respond to appropriate questions.
The proposal for the ratification of the appointment of Deloitte & Touche LLP as Verint’s independent registered public accountants for the year ending January 31, 2019 requires approval by the vote of the holders of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote. This is considered a routine matter on which banks, brokers, or other nominees may vote if no instructions are provided by the stockholder, however, abstentions will count as votes against the proposal.
For stockholders of record, if no voting specification is made on a properly returned or voted proxy card, the person or persons voting your shares pursuant to instructions by proxy card will vote FOR this proposal.
THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” PROPOSAL NO. 2.

PROPOSAL NO. 3
ADVISORY VOTE TO APPROVE THE COMPENSATION OF
THE NAMED EXECUTIVE OFFICERS
Our stockholders are being asked to approve, on a non-binding, advisory basis, the compensation of our named executive officers, as described in this proxy statement. The Board has adopted a policy of providing for annual advisory votes from stockholders on executive compensation. The next such vote will occur at the 2019 annual meeting.

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This vote is not intended to address any specific item of compensation, but rather our overall compensation policies and practices relating to the named executive officers. Accordingly, your vote will not directly affect or otherwise limit any existing compensation or award arrangement of any of our named executive officers.

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Although this say-on-pay vote is an advisory vote only and is not binding on Verint or the Board, the compensation committee and the Board value the opinions of our stockholders and will consider the outcome of the vote when making future compensation decisions.

In addition to conducting annual say-on-pay votes, we regularly engage with our stockholders to solicit their feedback on executive compensation and corporate governance matters.
At our last annual meeting, our stockholders approved our say-on-pay proposal at 65.5%. While the proposal passed, we were disappointed with the level of support (following a disappointing level of support in the prior year as well). As a result, following the 2017 annual meeting, we enhanced our shareholder engagement program to reach out to a significantly larger number of shareholders, with the direct participation of our compensation committee chairman.

In response to the feedback we received from our stockholders, we have also made a number of key modifications to our executive compensation program, and have refreshed the composition of our Board with the addition of two new directors since the fall of 2016. Key changes made to our executive compensation program include:

•	Increasing the proportion of our CEO’s future annual equity awards that are performance-based from 50% to 60%.

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Capping the maximum payout for the relative total shareholder return (TSR) component of our future officer performance equity awards at 100% if absolute TSR over the performance period is negative (even if relative TSR is strong).

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Eliminating the management by objective (MBO) component of our officer annual bonus plans going forward to remove the more subjective elements of the program and make them 100% based on objective financial goals.

We believe that these actions demonstrate our Board’s desire to maintain an open line of communication with our shareholders and to be responsive to shareholder feedback. Please see “Shareholder Engagement” in the Compensation Discussion and Analysis below for more information on our shareholder engagement efforts and the changes we have made in response.

Over the last two years, we have undertaken a significant transition of the company to increase our operational agility and to address growth trends in our industry. The changes we made to our business were initiated during FYE 2017 and we believe are now evident in our FYE 18 results as well as in our guidance for growth in FYE 19.

The compensation committee takes a long-term view in designing our executive compensation program, taking into account that the company may experience variability in year by year performance, especially during periods of transition like the one we experienced over the past two years. The compensation committee believes it is important that pay opportunities remain competitive with the peer group and the market to attract and retain the talent needed to grow the company over the long term.

We also believe that our FYE 18 executive compensation program demonstrates strong pay-for-performance alignment, with:

•	Elements of our program tied to short-term goals (annual bonuses) paying near target in FYE 18, in line with short-term performance results near or above target.

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Elements of our program tied to longer-term goals (performance stock units) paying well below target at 54% despite our successful transition in FYE 18. The multi-year goals for those performance stock units were set at the beginning of FYE 17 based on the original growth targets for FYE 16, rather than based on the actual results for FYE 16. As a result, even with our successful transition and significantly improved year-over-year financial performance, these challenging revenue and EBITDA targets were not met. In addition, we believe that the performance of our share price has lagged our financial performance as we have emerged from our transition.

Please see the Compensation Discussion and Analysis below for more information on our executive compensation program and why you should support it.
The Board strongly endorses our executive compensation program and recommends that stockholders vote “for” the following resolution:
“RESOLVED, that, on an advisory basis, the compensation paid to Verint’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion in this proxy statement, is hereby APPROVED.”
The advisory vote regarding the compensation of the named executive officers as disclosed in this proxy statement requires approval by the vote of the holders of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote. This is not considered a routine matter and banks, brokers, or other nominees may not vote without instructions from the stockholder. Broker non-votes will not affect whether this proposal is approved, however, abstentions will count as votes against this proposal.
If no voting specification is made on a properly returned or voted proxy card, the person or persons voting your shares pursuant to instructions by proxy card will vote FOR this proposal.
THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” PROPOSAL NO. 3.

OTHER MATTERS
As of the date of this proxy statement, we know of no business that will be presented for consideration at the 2018 Annual Meeting other than the items referred to above. If any other matter is properly brought before the meeting for action by stockholders, the person or persons voting your shares pursuant to instructions by proxy card will be authorized to vote your shares in accordance with the policies of Verint and will use their discretion accordingly. The chairman of the 2018 Annual Meeting may refuse to allow presentation of a proposal or a nominee for the Board if the proposal or nominee was not properly submitted.

CORPORATE GOVERNANCE
Corporate Governance Guidelines
All of our employees, including our executive officers, are required to comply with our Code of Conduct. Additionally, our Chief Executive Officer, Chief Financial Officer, and senior officers must comply with our Code of Business Conduct and Ethics for Senior Officers. The purpose of these corporate policies is to ensure to the greatest possible extent that our business is conducted in a consistently legal and ethical manner. The text of the Code of Conduct and the Code of Business Conduct and Ethics for Senior Officers is available on our website at https://www.verint.com/investor-relations/corporate-governance/corporate-governance-policies/index.html. We intend to disclose on our website any amendment to, or waiver from, a provision of our policies as required by law.
Board Leadership Structure
Following the passing of our previous Chairman, Victor DeMarines, on August 30, 2017, the Board unanimously elected our Chief Executive Officer, Mr. Bodner as the new Chairman of the Board. Concurrent with Mr. Bodner’s appointment, the Board created a new Lead Independent Director role and appointed John Egan, the chairman of our Corporate Governance & Nominating Committee, to serve as its first Lead Independent Director.

The Board believes that the stockholders’ interests are best served by this new leadership structure at this time, with Mr. Bodner setting the strategic vision and agenda for the company as we enter our next phase of growth, and with Mr. Egan, as Lead Independent Director, ensuring that the Board provides effective independent oversight of management.

As our founder and Chief Executive Officer, Mr. Bodner is most familiar with our business and industry, having served as our principal executive for more than 20 years, and is most capable of effectively identifying and communicating our strategic priorities as well as leading the execution of our strategy. Mr. Egan has more than 15 years of public company board experience, including over five years on our Board and positions as lead director and non-executive chairman on other such boards, and brings a depth of corporate governance experience and expertise to the Lead Independent Director role. Under our Corporate Governance & Nominating Committee charter, the Lead Independent Director presides over the meetings of the independent directors, serves as a liaison between the independent directors and the Chairman of the Board, provides input to the Chairman on the schedule and agenda of Board meetings, and has the authority generally held by a lead independent director and as the Board may determine from time to time.

We believe our Chairman / Chief Executive Officer and our Lead Independent Director have a productive and effective working relationship. The Board annually reviews its structure and processes to assess whether changes in facts and circumstances or the company’s needs require changes to this structure or these processes.

Board Role in Risk Oversight

The Board and its committees take an active role in overseeing the assessment and management of our risks. The
Board believes an effective risk management system will (1) timely identify the material risks that we face, (2) ensure communication of necessary information with respect to material risks to senior executives and, as appropriate, to the
Board or relevant committees, (3) facilitate implementation of appropriate and responsive risk management strategies consistent with our risk profile, and (4) integrate risk management into our decision-making.

The Board and its committees regularly receive information regarding our financial position, capital structure, operations, strategy, compensation, compliance activities, and risk management from senior management. During its review of such information, the Board and its committees discuss, review, and analyze risks associated with each area, as applicable.

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The audit committee oversees management of financial and compliance risks, including with respect to financial reporting and related information systems, credit and liquidity, legal compliance, potential conflicts of interest, and related party transactions.

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The compensation committee discusses, reviews, and analyzes risks associated with our compensation plans and arrangements, including risks related to recruiting, retention, and attrition. See “Compensation Discussion and Analysis” for additional information.

•	The corporate governance & nominating committee oversees risks associated with our overall governance practices and the leadership structure of our Board.

The full Board is regularly informed about the activities of its committees through committee reports and other communications, as well as participation in committee meetings by non-committee member directors from time to time. The Board also oversees risk management and compliance generally, including information security and cyber security, on which it receives reports at least quarterly. Under the oversight of the Board, we have also undertaken a number of enterprise risk assessments over the years and have implemented policies, procedures, and programs designed to help manage the risks to which we are exposed in our business and to align risk-taking appropriately with our efforts to increase stockholder value. For example, we conduct a quarterly survey process which seeks to ensure that material information about our operations, finances, and compliance activities are effectively conveyed to senior management on a timely basis.
Director Independence
As required by the NASDAQ Global Select Market’s (“NASDAQ”) listing standards, a majority of the members of our Board must qualify as “independent,” as affirmatively determined by the Board. The Board evaluates the independence of its members at least annually and at other appropriate times (e.g., in connection with a change in employment status or other significant status changes) when a change in circumstances could potentially impact the independence or effectiveness of one of our directors.
After review of all relevant transactions and relationships between each director, any of their family members, Verint, our executive officers, and our independent registered public accounting firm, the Board has affirmatively determined that a majority of our current Board is comprised of independent directors. The Board has determined that all of our directors other than Mr. Bodner are “independent” for purposes of NASDAQ’s governance listing standards (specifically, NASDAQ Listing Rule 5605(a)(2)). Mr. Bodner does not satisfy these “independence” definitions because he is an executive officer. A discussion of the independence qualifications of our Board members under applicable committee standards appears below under “—Committees of the Board of Directors”.
Board Attendance
The Board held eleven meetings during the year ended January 31, 2018. During that period, each incumbent director attended over 75% of the meetings of the Board and the committees on which he or she served that were held during his or her tenure as director. As a general matter, all directors are encouraged to attend our Annual Meeting of Stockholders. Our last Annual Meeting of Stockholders was on June 22, 2017. At that meeting, all nine directors then serving on our Board (including Larry Myers, whose term ended at such meeting) were present, either in person or telephonically. All of our Board members are expected to attend the 2018 Annual Meeting, either in person or telephonically. Our independent directors periodically hold executive sessions outside the presence of management.
Communication with the Board of Directors
Stockholders and other parties interested in communicating directly with our Board, a Board committee, or with an individual director may do so by:

writing to us at:	emailing us at:
Verint Systems Inc. 175 Broadhollow Road Melville, New York 11747 Attention: Corporate Secretary	boardofdirectors@verint.com
Communications should specify the addressee(s) and the general topic of the communication. Our Corporate Secretary will review and sort communications before forwarding them to the addressee(s); however, typically, we do not forward communications from our stockholders or other parties which are of a personal nature or are not related to the duties and responsibilities of the Board, including junk mail and mass mailings, complaints by customers concerning our products or services, resumes and other forms of job inquiries, opinion surveys and polls, or business solicitations or advertisements.
Concerns relating to accounting or auditing matters or possible violations of our Code of Conduct or our Code of Business Conduct and Ethics for Senior Officers should be reported pursuant to the procedures outlined in the Code of Conduct and the Code of Business Conduct and Ethics for Senior Officers, as applicable, which are available on our website at https://www.verint.com/investor-relations/corporate-governance/corporate-governance-policies/index.html.

Committees of the Board of Directors
As of the date of this proxy statement, the Board consists of seven directors and has three standing committees to assist it in carrying out its obligations: the corporate governance & nominating committee, the audit committee, and the compensation committee.
Each standing committee has adopted a formal charter that describes in detail its purpose, organizational structure, and responsibilities. Copies of the committee charters for our corporate governance & nominating committee, audit committee, and compensation committee can be found on our website at https://www.verint.com/investor-relations/corporate-governance/corporate-governance-policies/index.html. The members of the respective committees satisfy the applicable qualification requirements of the SEC, NASDAQ and the respective charter.
A description of each committee and its membership follows below.
Current Committee Membership
As of the date of this proxy statement, the membership of each of our standing committees is as follows:

Director	Corporate Governance & Nominating Committee	Audit Committee	Compensation Committee
John Egan	X (Chair)		X
Penelope Herscher	X
William Kurtz		X (Chair)
Richard Nottenburg			X (Chair)
Howard Safir	X	X	X
Earl Shanks		X	X
Corporate Governance & Nominating Committee
For the year ended January 31, 2018, our corporate governance & nominating committee consisted of Messrs. Egan (Chair), DeMarines (through August 31, 2017), and Safir, and Ms. Herscher (effective November 28, 2017). The current members of our corporate governance & nominating committee are all independent directors within the meaning of applicable NASDAQ listing standards.
The corporate governance & nominating committee met four times during the year ended January 31, 2018.
The corporate governance & nominating committee’s responsibilities are set forth in its charter and include, among other things:

•	responsibility for establishing our corporate governance guidelines;

•	overseeing the Board’s operations and effectiveness; and

•	identifying, screening, and recommending qualified candidates to serve on the Board.
The corporate governance & nominating committee makes recommendations on director nominees to the Board and will consider director candidate recommendations from a variety of sources, including director candidates suggested by existing directors and by stockholders, if properly submitted in accordance with the applicable procedures set forth in our by-laws. For a description of the process for nominating directors in accordance with our by-laws, please refer to “Stockholder Proposals for the 2019 Annual Meeting” in this proxy statement. Pursuant to our corporate governance guidelines contained within our corporate governance & nominating committee charter, the corporate governance & nominating committee will seek members from diverse professional and personal backgrounds who combine a broad spectrum of experience and expertise with the highest ethical character and who share the values of Verint. The assessment of director candidates includes an evaluation of an individual’s independence, as well as consideration of diversity, age, high personal and professional ethical standards, sound business judgment, personal and professional accomplishment, background, and skills in the context of the needs of the Board. In connection with its annual review of its charter, the corporate governance & nominating committee assesses the effectiveness of its selection criteria set forth in our corporate governance guidelines. The composition of the current Board reflects diversity in business and professional experience, skills, gender, and age among our directors.

Audit Committee
We have a separately designated standing audit committee as contemplated by Section 10A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). For the year ended January 31, 2018, our audit committee consisted of Messrs. Myers (through June 22, 2017), DeMarines (through August 31, 2017), Safir, Shanks, and Kurtz (Chair). On March 21, 2017, Mr. Kurtz became chairman of the audit committee, replacing Mr. Myers. Mr. Myers retired from the Board at the end of his term in June 2017.
The audit committee oversees the engagement of our independent registered public accounting firm, reviews our annual financial statements and the scope of annual audits, and considers matters relating to accounting policies and internal controls.
Each member of the audit committee meets the independence criteria prescribed by applicable regulation and the rules of the SEC for audit committee membership and is an “independent director” within the meaning of applicable NASDAQ listing standards. Each audit committee member meets NASDAQ’s financial sophistication requirements, and the Board has further determined that Messrs. Kurtz and Shanks are “audit committee financial experts” as such term is defined in Item 407(d) of Regulation S-K promulgated by the SEC. Stockholders should understand that this designation is an SEC disclosure requirement relating to Mr. Kurtz’s and Mr. Shanks’ experience and understanding of certain accounting and auditing matters, which the SEC has stated does not impose on the director so designated any additional duty, obligation, or liability than otherwise is imposed generally by virtue of serving on the audit committee and/or the Board.
The audit committee met four times during the year ended January 31, 2018.
The audit committee’s responsibilities are set forth in its charter and include, among other things:

•
assisting the Board in its oversight of our compliance with all applicable laws and regulations, which includes oversight of the quality and integrity of our financial reporting, internal controls, and audit functions as well as general risk oversight; and

•	direct and sole responsibility for appointing, retaining, compensating, and monitoring the performance of our independent registered public accounting firm.
A separate report of the audit committee is included in this proxy statement.
Compensation Committee
For the year ended January 31, 2018, our compensation committee consisted of Messrs. Nottenburg (Chair), Egan, Safir, and Shanks. The Board has affirmatively determined that the current members of the compensation committee are all independent directors within the meaning of applicable NASDAQ listing standards, and all of the members are “non-employee directors” within the meaning of Rule 16b-3 under the Exchange Act and, to the extent applicable for the year ended January 31, 2018, “outside directors” for purposes of Section 162(m) of the Internal Revenue Code.
The compensation committee met nine times during the year ended January 31, 2018.
The compensation committee’s responsibilities are set forth in its charter and include, among other things:

•	approving compensation arrangements for our executive officers; and

•
administering our stock incentive compensation plans and approving all grants of equity awards, except that equity grants to non-employee directors are approved by the full Board unless the Board delegates such authority to the compensation committee following its review.

The compensation committee has the authority to retain third-party consultants and independent advisors to discharge these responsibilities. The compensation committee assesses the independence and any potential conflicts of interest of compensation advisors in accordance with applicable law and NASDAQ listing standards. Additional discussion regarding the role of third-party consultants, independent advisors, and our executive officers in determining or recommending the amount or form of executive compensation is included in the “Compensation Discussion and Analysis” section of this proxy statement.
A separate Compensation Committee Report is also included in this proxy statement.

Sustainability and Community Involvement
Protecting Our Planet
At Verint, we are committed to reducing our environmental footprint in all of our activities and to providing our customers with environmentally friendly solutions and services to help them reduce their environmental impact.
As part of our global sustainability strategy, we:

•
Strive to minimize our dependence on non-renewable resources; for example, by reducing energy consumption in our facilities, offering downloadable software and documentation to our customers, and distributing newsletters and other materials electronically.

•
Comply with environmental regulations and accepted sustainability standards in our own operations and the solutions that we offer our customers, including RoHS, WEEE, Energy Star, and many others.  We produce and package our products according to the U.S. Environmental Protection Agency’s Design for Environment concepts to reduce use of hazardous substances, power consumption, and packaging materials and increase reuse and recycling.

•
Work to establish a global environmental management system that enables us to establish company-wide guidelines and systematically assess our performance. Verint is globally certified for the ISO 14001 Environmental Management Standard.

•	Encourage our suppliers to pursue “green” policies and comply with sustainability directives.

•	Educate our employees on environmentally sound practices.

•	Monitor our progress to promote ongoing improvement.
Verint Next Generation
At Verint, we are committed to giving back to the communities in which we live and work. In 2005, we launched the Verint Next Generation program, which engages Verint employees around the globe in projects that benefit children in need.
As part of our Next Generation initiative, Verint employees engage in a wealth of community activities, from supplying food pantries and participating in blood drives to collecting clothing and school supplies, building playgrounds, cleaning parks, and planting gardens.
Verint is proud to support our employees’ community service activities with programs for donating employee time to qualified children’s organizations and matching grants.  The Verint Next Generation Program puts Verint’s values to work in our local communities, with the goal of affording the next generation greater opportunities and the tools for making the most of them.

EXECUTIVE OFFICERS
The following table sets forth the names, ages, and positions of our executive officers as of the date of this filing:

Name	Age	Position(s)

Dan Bodner	59	Chairman of the Board and Chief Executive Officer
Douglas Robinson	62	Chief Financial Officer
Elan Moriah	55	President, Customer Engagement Solutions
Peter Fante	50	Chief Administrative Officer

Dan Bodner serves as our Chief Executive Officer and Chairman of the Board. Mr. Bodner has served as our President and/or Chief Executive Officer and as a director since the founding of the company in 1994 and assumed the role of Chairman of the Board in August 2017.

Under his leadership and his vision of Actionable Intelligence software, we experienced rapid growth and, in 2002, with over $100 million of revenue, completed a successful IPO. Following the IPO, we continued to expand our portfolio of Actionable Intelligence solutions for the enterprise and security markets, achieving significant scale and global presence with over $1 billion of revenue.

Douglas Robinson serves as our Chief Financial Officer. Mr. Robinson has served in such capacity since December 2006. Prior to joining us, Mr. Robinson spent 17 years at CA Technologies (formerly CA, Inc. and Computer Associates International, Inc.), where he held the positions of Senior Vice President, Finance, Americas Division, Corporate Controller, Interim Chief Financial Officer, Chief Financial Officer of CA’s iCan SP subsidiary, and Senior Vice President Investor Relations, among other positions.

Elan Moriah serves as President of our Customer Engagement Solutions global business line. Mr. Moriah has served in such capacity since September 2008, having previously served as our President, Americas from May 2004 to August 2008, and as President of our Contact Center business line from 2000 to 2004. Prior to joining us, Mr. Moriah held various management positions with Motorola Inc., where he served as Business Development Manager for Europe, Middle East, and Africa, Worldwide Network Services Division and as Vice President of Marketing and Sales of a paging subsidiary. Before then, Mr. Moriah worked for Comet Software Inc., as Vice President of Marketing and Sales and as Operations Manager.

Peter Fante serves as our Chief Administrative Officer. Mr. Fante was appointed as General Counsel in September 2002 (subsequently retitled as Chief Legal Officer), as Chief Compliance Officer in September 2008, and as Chief Administrative Officer in September 2016. He previously served as our Secretary from September 2005 to January 2011. Prior to joining us, Mr. Fante was an associate at various global law firms including Morrison & Foerster LLP, Shearman & Sterling, and Cadwalader, Wickersham & Taft LLP.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) describes in detail our named executive officer (or simply, “officer”) compensation program and how we made compensation decisions for such officers for the year ended January 31, 2018 (“FYE 18”).

Throughout this CD&A, we use certain financial performance measures that are not calculated and presented in accordance with generally accepted accounting principles in the United States of America (“GAAP”). See Appendix A to this proxy statement for additional discussion of non-GAAP financial measures and a reconciliation to the most directly comparable GAAP measures.

CD&A Highlights

Verint was founded on a vision of Actionable Intelligence - helping organizations to capture data, analyze it, and turn it into actionable insights. Powered by this vision, we have enjoyed many years of strong growth and today more than 10,000 customers, including over 85% of the Fortune 100, as well as leading government agencies around the world, rely on Verint as a trusted partner.

►    Business Transition and Achievements

Over the last two years, we have undertaken a significant transition of the company to increase our operational agility and to address growth trends in our industry. The changes we made to our business were initiated during the year ended January 31, 2017 (“FYE 17”) and we believe are now evident in our FYE 18 results as well as in our guidance for growth in the year ending January 31, 2019 (“FYE 19”).

Reflecting on the performance period ended on January 31, 2018, the company achieved the following:

•
Strong execution and financial discipline drove an approximately 7% year-over-year increase in our revenues as well as margin expansion, with a substantial improvement in our GAAP and non-GAAP earnings per share.

•
Strong innovation across our Actionable Intelligence portfolio, including many new solutions and new capabilities designed to leverage new technologies in advanced data mining, artificial intelligence, automation, cloud, and mobile. We also ended FYE 18 with more than 850 patents and patent applications worldwide, up from approximately 700 two years ago.

•
Completion of our multi-year operational agility initiative that began in FYE 17, including transitioning from three business segments to two, strengthening our segment management teams, aligning compensation plans to segment objectives, and laser focused execution on the unique needs of our customers in each segment.

►    Pay-for-Performance Design and Alignment

We believe that an executive compensation program should be measured and judged over time, and not just on a year by year basis, taking into consideration both pay opportunities and pay outcomes, and should be based on the following principles:

•	Pay opportunities should be competitive with the market to attract and retain talent.

•	Pay opportunities should be based on performance goals that are challenging but achievable.

•	Pay outcomes should reflect the achievement of performance goals and be aligned with shareholder value creation.

The compensation committee takes a long-term view in designing our executive compensation program, taking into account that the company may experience variability in year-by-year performance, especially during periods of transition like the one we experienced during the past two years. The compensation committee believes it is important that pay opportunities remain competitive with the peer group and the market to attract and retain the talent needed to grow the company over the long term. This is particularly important in periods of transition when pay outcomes may be significantly lower than pay opportunities. The compensation committee took these considerations into account in the design of pay opportunities for FYE 17 and FYE 18.

We believe that our pay outcomes for FYE 18 demonstrate strong pay-for-performance alignment:

•
Elements of our executive compensation program tied to short-term goals (annual bonuses) paid near target at 98% (including achievement against MBO goals), in line with short-term performance results near or above target (with performance against our targets ranging from 93% to 102%).

•
Elements of our executive compensation program tied to longer-term goals (performance stock units (“PSUs”)) paid well below target at 54% despite the successful transition in FYE 18. The multi-year goals for those PSUs were set at the beginning of FYE 17 based on the original growth targets for FYE 16, rather than based on the actual results for FYE 16. As a result, even with our successful transition and significantly improved year-over-year financial performance, these challenging revenue and EBITDA targets were not met (with performance at 93% and 87% of target, respectively). In addition, we believe that the performance of our share price has lagged our financial performance (with total shareholder return (“TSR”) at 26% of target) as we have emerged from our transition.

This strong pay-for-performance alignment resulted in pay outcomes for our CEO and other officers well below their target pay opportunities.

Name	FYE 18 Target Pay Opportunity	FYE 18 Earned Pay	Difference
Dan Bodner	$8,251,402	$4,909,728	(40)%
Doug Robinson	$1,911,495	$1,363,707	(29)%
Elan Moriah	$2,330,760	$1,484,786	(36)%
Peter Fante	$1,809,227	$1,198,363	(34)%

►    Enhanced Shareholder Engagement Program

We were disappointed with the level of support for our last say-on-pay proposal and for our compensation committee directors at our June 2017 annual meeting. As a result, we have significantly enhanced our shareholder engagement program to include an explicit on-going dialogue with our shareholders around compensation topics in order to assess whether there were elements of our executive compensation program that our shareholders desire to change. As part of our enhanced outreach program in FYE 18, both management and the chairman of our compensation committee, Dr. Nottenburg (who is independent), reached out to a large portion of our shareholder base to request their feedback on our executive compensation program. The large majority of the investors we reached out to indicated that they had no specific feedback for us on executive compensation and declined our invitation to speak with us or with Dr. Nottenburg. However, we have made important changes to our executive compensation program in response to the specific shareholder feedback we did receive.

Please see “Shareholder Engagement” below for a more detailed description of our enhanced shareholder engagement efforts and the changes we have made to our executive compensation program in response.

►    Summary of Performance Results and Payouts

The following table summarizes our achievement against our one year and multi-year goals based on the conclusion of FYE 18:

•	We were pleased to have over-achieved both our revenue and profitability goals for FYE 18 and to have achieved improved performance against our multi-year plan goals as well.

•	Our one year goals were set at the beginning of FYE 18 based on our Board-approved budget and taking into account the actual results achieved in FYE 17.

•
Our multi-year goals were set at the beginning of FYE 17 based on the original growth targets for FYE 16, rather than based on the actual results for FYE 16. As a result, these multi-year goals required extremely strong performance to achieve and our improved financial performance in FYE 18 was ultimately unable to offset our performance during FYE 17, which fell below target.

•
Performance improved compared to the prior year with respect to the relative TSR goal (increasing from 8% of target to 26% of target), however, we believe that the performance of our share price has lagged our financial performance as we have emerged from our transition.

•
As noted above, with the completion of our transition in FYE 18 and positive results for the year, we believe we have good momentum going into FYE 19 and expect continued revenue growth in both of our segments and another year of substantial improvement in earnings per share, which we hope will drive additional improvement in TSR going forward.

1 Year Goals	Target	Result	% Achieved	% Payout
Revenue	$1,138 million	$1,150 million	101%	102%
Operating Income	$222 million	$226 million	102%	106%
Operating Cash Flow	$240 million	$222 million	93%	89%
Average			99%*	99%*

Multi-Year Goals	Target	Result	% Achieved	% Payout
Revenue	$2,396 million	$2,223 million	93%	83%
EBITDA	$566 million	$490 million	87%	78%
Relative TSR	50th percentile	13th percentile	26%	—%
Average			69%	54%
* Before incorporation of performance against MBO goals.

Difference Between Pay Opportunities and Pay Outcomes
In analyzing executive pay, it is important to distinguish between pay opportunity and pay outcome. A significant majority of the compensation of each of our officers comes in the form of equity, with at least 50% of such equity granted as performance-based awards. Since equity compensation is subject to changes in market value following the date of grant, and since some or all of a performance-based award may not be earned based on performance, the Summary Compensation table (which shows equity awards at their grant date value and shows performance awards at their target payout levels) is a better representation of pay opportunity and may not always be a good representation of earned pay (or pay outcome). For this reason, we include an “Earned Pay” table following the Summary Compensation table, which shows the value of the equity awards actually earned in respect of the FYE 18 performance period and in respect of multi-year performance periods which ended in FYE 18. We believe that an executive compensation program should be measured and judged over time, and not just on a year by year basis, taking into consideration both pay opportunities and pay outcomes, as well as the timeline of the executive compensation process, in which pay opportunities are established at the start of each performance period, while actual performance and payouts are only determinable at the end of the performance period.

Compensation Philosophy

The compensation committee believes that a well-designed compensation program is one in which pay opportunities are competitive with the market, performance goals are challenging but achievable, and pay outcomes are aligned with performance.

The compensation committee takes a long-term view in designing our executive compensation program, taking into account that the company may experience variability in year-by-year performance, especially during periods of transition like the one we experienced during the past two years. The compensation committee believes it is important that pay opportunities remain competitive with the peer group and the market to attract and retain the talent needed to grow the company over the long term. This is particularly important in periods of transition when pay outcomes may be significantly lower than pay opportunities. The compensation committee took these considerations into account in the design of pay opportunities for FYE 17 and FYE 18.

Our objective in setting officer pay opportunities is to attract and retain the best talent to lead our company and to incentivize our leaders to achieve outstanding performance results and create shareholder value. To support this objective, we set target compensation in a range around median by reference to the competitive benchmarking review and other factors discussed below under “Factors in Establishment of Officer Compensation” and design our compensation arrangements so that actual pay outcomes will vary above or below target based on the performance achieved. Absent special circumstances, the compensation committee approves payouts for formulaic compensation elements without adjustment from calculated levels in order to allow these elements to function as originally designed. We have not varied from the formulaic result at any time in the past several years. We believe that our compensation philosophy, including the opportunity to earn above-market compensation for performance in excess of goals, ensures that we are well positioned to attract, retain, and incentivize the highest caliber of executive officer talent.

Pay-for-Performance Alignment

We believe that our pay outcomes for FYE 18 demonstrate strong pay-for-performance alignment, with pay outcomes for our CEO and other officers well below their target pay opportunities in FYE 18, in alignment with the performance achieved against our plan goals:

Name	FYE 18 Target Pay Opportunity	FYE 18 Earned Pay	Difference
Dan Bodner	$8,251,402	$4,909,728	(40)%
Doug Robinson	$1,911,495	$1,363,707	(29)%
Elan Moriah	$2,330,760	$1,484,786	(36)%
Peter Fante	$1,809,227	$1,198,363	(34)%

Below we present a graph which illustrates the strong correlation over the past three years between our CEO’s earned pay and the performance of our stock (measured by relative TSR). While the compensation committee seeks to maintain a correlation between pay opportunities and performance, we believe that it is ultimately more useful to analyze the alignment of pay outcomes with performance, since alignment with shareholder interests is ultimately determined by reference to what an executive earns (and less so by reference to what the executive could have earned).

Correlation between CEO Earned Pay and Relative TSR Achievement

The graph demonstrates that our CEO’s earned pay has declined significantly over the past three years, from $11.9 million to $4.9 million, in tight alignment with the decline in our relative TSR. In fact, our CEO’s earned pay continued to decline in FYE 18 even as our financial performance and relative TSR began to improve. As noted previously, we believe our stock price has lagged our financial performance as we have emerged from our transition, and this has had a significant negative impact on the earned pay of our CEO and our other officers.

Enhanced Shareholder Engagement

It is and has been our practice for many years to engage with our investors on a regular basis. Each year, we typically meet with well over a hundred investors as part of our investor relations program, during which we make ourselves available to discuss any subject our stockholders wish to raise with us, including matters of strategy, capital allocation, corporate governance, and executive compensation. We believe this program of regular shareholder engagement has been productive and provides an open exchange of ideas and perspectives for both management and our shareholders.

Prior to the filing of last year’s (May 2017) proxy statement, we conducted an additional round of outreach to a sampling of our largest investors and proactively solicited them for feedback or recommendations related to executive compensation and Board composition. While we did receive feedback regarding Board composition and refreshment (which we sought to address, in part, by adding two new directors to our Board since September 2016 including a female director, as well as a few questions regarding executive compensation, the investors we spoke with indicated that they were generally satisfied with our executive compensation program and did not propose any specific changes.

We were therefore disappointed in the low level of support for our say-on-pay proposal and for our compensation committee directors at our June 2017 annual meeting. In response, we implemented an enhanced shareholder engagement program as follows:

•
We began to proactively solicit feedback on executive compensation as part of our regular investor relations program, which as noted above, comprises well over a hundred meetings with investors of all sizes each year.

•
We reached out to 30 of our largest stockholders representing more than 60% of our outstanding shares to specifically request feedback on our executive compensation program. We attempted to reach individuals responsible for governance-related decisions within the investor organization. The initial outreach was done by our Senior Vice President of Corporate Development and Investor Relations. The chairman of our compensation committee, Dr. Nottenburg (who is independent), then personally followed up with each of these investors and made himself available to participate in meetings upon request. Following our outreach efforts, 9 investors holding more than 25% of our outstanding shares agreed to speak with us. Only two of these investors requested Dr. Nottenburg’s participation. The remaining calls were handled by our Senior Vice President of Corporate Development and Investor Relations, with support from other members of senior management.

•
In addition, we reviewed the voting results for our 50 largest stockholders from our June 2017 annual meeting and then reached out to all who voted against either our say-on-pay proposal or the election of our compensation committee directors, except for two holders whom we were advised by our proxy solicitor do not customarily engage with companies. This comprised 12 stockholders representing approximately 18% of our outstanding shares, including two shareholders who were also part of our outreach to our top 30 investors. We also reached out to an additional 7 smaller shareholders (outside the top 50) who had also voted against either our say-on-pay proposal or the election of our compensation committee directors at our June 2017 annual meeting. Dr. Nottenburg extended an invitation to all 19 of these holders to speak with him directly to discuss the reasons why they had voted against one or both of these proposals last year. We again attempted to reach individuals responsible for governance-related decisions within the investor organization. Only one of these 19 investors (representing slightly over 2% of our outstanding shares and who was also part of our outreach to our top 30 investors) accepted Dr. Nottenburg’s invitation for a call or provided us with feedback.

In total, we reached out to 47 unique stockholders (in some cases, we spoke to a particular investor more than once) representing close to 75% of our outstanding shares. Consistent with our experience in prior years, a large majority of the investors we reached out to indicated that they had no specific feedback for us on executive compensation and declined our invitation to speak with us or Dr. Nottenburg. This encompassed 38 of the 47 unique stockholders we reached out to, representing nearly 65% of the 75% in interest we reached out to and a little less than 50% of our total outstanding shares. Those shareholders that did provide feedback to us provided useful suggestions, however, these suggestions varied from investor to investor. Importantly, none of these investors indicated that they had significant issues with our executive compensation program and none of them suggested reducing the compensation of our CEO or any of our other officers. The following table summarizes the executive compensation feedback we did receive and the responsive actions we have taken in response.

What We Heard	What We Did in Response
Enhance disclosure regarding shareholder engagement	We have enhanced our shareholder engagement process and have included in this section significantly more information and detail regarding what we heard in the process and what we did in response.

Consider modifying or capping the payout opportunity for the relative TSR component of PSU awards
We have capped the maximum payout for the relative TSR component of our PSU awards at 100% if absolute TSR over the performance period is negative (even if relative TSR is strong) for awards starting in April 2018.

Some questions on the correlation between pay and performance and the clarity of the associated disclosure
We have tried to better illustrate the pay-for-performance alignment of our compensation program and better explain the compensation committee’s rationale for pay opportunities.
We have increased the proportion of our CEO’s annual equity awards that are performance-based from 50% to 60% for awards starting in April 2018.

Consider using return on investment (“ROI”) or return on invested capital (“ROIC”) as a long-term performance metric instead of revenue or relative TSR; consider moving to a three-year performance period for the revenue and EBITDA components of PSU awards as we did with the relative TSR component

We considered these suggestions and concluded that for the time being, it was advisable to continue to use our existing long-term performance metrics in their current form.
We believe that relative TSR metrics provide a strong alignment between management and stockholders and understand that the inclusion of such a metric in officer compensation programs is currently supported by many investors and shareholder advisors.
We recognize that ROI and ROIC have a strong correlation to TSR, however we do not currently use ROI as an internal performance management measurement and believe that where possible compensation metrics should match the day to day metrics used to run the business. We continue to believe that revenue growth is the most significant driver of our business performance, however, we pair revenue metrics with profitability metrics in our compensation plans to ensure that management is focused not only on growth, but profitable growth.
We continue to assess the feasibility of moving to a three-year performance period for our financial goals (other than TSR) under our PSU awards, however, at the current time, we believe that limitations on our line of sight make it difficult to set reasonable goals (that are both challenging and achievable, consistent with our compensation philosophy) more than two years into the future.

Consider eliminating the MBO component of the officer bonus plans so the plans are 100% based on objective financial measures
We have eliminated the MBO component of our officer annual bonus plans for FYE 19 and beyond to remove the more subjective elements of the program and make them 100% objective based on financial performance metrics.

Enhance readability of the proxy generally	We have attempted to improve the readability of our proxy statement by improving its design and introducing more graphical elements.

Compensation Design and Process
Our officer compensation packages are generally comprised of a mix of base salary, annual cash bonus, and annual equity grant, plus limited perquisites. We believe this mix of compensation elements allows us to successfully achieve our compensation objectives, however, the compensation committee periodically re-evaluates our compensation philosophy, objectives, and tools and, from time to time, revises or introduces new elements or design features into our executive compensation program.
We believe a significant portion of each executive officer’s compensation should be “at-risk” by being tied to the performance of our business or our stock price. We implement this belief through the use of performance-based bonuses and performance-vested equity, for which payment or vesting is directly dependent on performance, as well as through the use of equity-based compensation generally, such as restricted stock units (“RSUs”), the value of which depends on our stock price. We believe that equity-based compensation that is subject to vesting based on continued service is also an effective tool for retaining our executive officers, aligning their interests with those of our stockholders, and for building an executive’s long-term commitment to the company. As further discussed below, our executive officers and directors are also subject to stock ownership guidelines.
Our key compensation design and governance practices include:

•
Compensation is primarily at-risk and/or tied to stock price, while also containing a mix of elements - A significant majority of the total direct compensation of each officer is at-risk or is paid in equity (whose value depends on our stock price). At the same time, executive pay consists of a mix of short-term elements (base pay and annual bonus) and long-term equity-based incentives (time-based and performance equity).

The pay mix graph below illustrates all of the components of our officer compensation packages for FYE 18 as reflected in the Summary Compensation table.

	CEO	Other NEOs
At-risk pay excluding time-based equity	50%	46%
At-risk pay including time-based equity	90%	78%
(At-risk pay in both rows excludes base salary and “other” compensation)

•
Multiple performance metrics - Annual bonuses (for FYE 18) are based on four different performance metrics (revenue, operating income, operating cash flow, and individual objectives). Performance equity awards are based on three different performance metrics (revenue, EBITDA, and relative TSR).

•
Balanced approach to long-term incentives - Long-term incentive awards are comprised of a combination of time-based and performance-based RSUs, which are designed to link executive compensation with increased stockholder value over time, with at least 50% of newly-granted long-term incentive awards being performance-based.

•
Thresholds, staged goals, and maximum payouts - Annual bonuses and performance equity awards are subject to a minimum threshold level of performance below which no payout is earned and are limited to a specified maximum payout, with staged goals in between.

•	Use of formulaic compensation design with payouts tied to pre-established performance targets.

•	Exercise limited or no discretion to adjust formulaic payouts.

•	Clawback provisions in our compensation plans and agreements.

•	Stock ownership guidelines for executive officers and directors.

•	Limited perquisites.

•	Use of tally sheets and aggregate award summaries to facilitate oversight of executive compensation.

•
A policy prohibiting all personnel (including executive officers and directors) from short selling in our securities, from short-term trades in our securities (open market purchase and sale within three months), and from trading options in our securities.

•	A policy prohibiting all hedging and pledging in our securities by our executive officers and directors.

•
A policy against any new plan, program, agreement, or arrangement providing for a 280G tax gross-up payment with any person or, subject to a limited exception relating to relocation expenses, any other tax gross-up payments with executive officers.

Pay Opportunities for FYE 18
Base Salaries
Base salaries for FYE 18 for officers other than Mr. Bodner were increased by 2.5%, consistent with our average company merit increase for the year. The compensation committee determined that Mr. Bodner’s base salary was adequate at its existing level based on the benchmarking study.
Target Bonuses
For the second year in a row, the compensation committee determined not to increase target bonuses for the officers generally. Other than for Mr. Moriah, the compensation committee’s assessment was that target bonuses were already aligned with the peer group. With respect to Mr. Moriah, the compensation committee determined to increase his target bonus by 3% to better align it with the peer group.
Equity Awards
Based on the competitive benchmarking review and other factors discussed below under “Factors in Establishment of Officer Compensation”, for the FYE 18 grants the compensation committee determined to increase equity pay opportunities for each of our officers in amounts ranging from 6% to 23%, with 50% of the awards being performance-based.

Pay Outcomes for FYE 18

Bonuses Payouts

Following two years of performance below target in FYE 16 and FYE 17, we over-achieved our revenue and profitability goals in FYE 18 at 101% and 102%, respectively, and with operating cash flow coming in at 93% achievement.

These results translated into average officer bonus payouts near target at 98% for the year including achievement against MBO goals (compared to 89% in the prior year).

The following table summarizes the bonus opportunities and bonuses earned for FYE 18.

Name	% Performance Achieved	% Payout	Target Bonus	Earned Bonus
Dan Bodner	98%	98%	$816,000	$800,222
Doug Robinson	98%	98%	$289,000	$283,412
Elan Moriah	98%	98%	$300,000	$294,199
Peter Fante	98%	98%	$221,000	$216,727

Performance Equity Vesting

Performance against our multi-year goals improved for the two-year period ended January 31, 2018 compared to the two-year period ended January 31, 2017, although still fell short of target. These multi-year goals were set at the beginning of FYE 17 based on the original growth targets for FYE 16, rather than based on the actual results for FYE 16. As a result, even with our successful transition and significantly improved year-over-year financial performance in FYE 18, these challenging revenue and EBITDA targets were not met (with performance coming in at 93% and 87% of target, respectively).

With respect to the relative TSR goal, performance improved compared to the prior year (increasing from 8% of target (4th percentile) to 26% of target (13th percentile)), but remained below target (and below threshold). We believe that the performance of our share price has lagged our financial performance as we have emerged from our transition. Consistent with our pay-for-performance design, this relative TSR performance resulted in zero vesting for this component of the PSU awards and drove an overall vesting level of 54% (compared to 38% in the prior year).

Performance Metric	% of Goal Achieved	% Vesting
Revenue	93%	83%
EBITDA	87%	78%
Relative TSR	26% (13th percentile)	—%
Overall	69%	54%
Recent Developments in Executive Compensation Practices
Our compensation committee annually evaluates our compensation practices in light of, among other things, developments in executive compensation and corporate governance, market trends, and competitive factors. The compensation committee also carefully considers:

•	Feedback from our investors from our shareholder engagement activities (discussed in detail above).

•	The results of our say-on-pay votes in prior years.

•	The perspectives of the main proxy advisory firms.
As discussed above, we have significantly enhanced our shareholder engagement process and related disclosure. We have also provided additional information and detail to better illustrate the pay-for-performance alignment of our compensation program and better explain the compensation committee’s rationale for pay opportunities. Moreover, in order to further enhance the pay-for-performance alignment of our executive compensation program, for the April 2018 equity grant (and subsequent), the compensation committee determined to:

•	Increase the proportion of our CEO’s annual equity awards that are performance-based from 50% to 60%.

•	Cap the maximum payout for the relative TSR component of our officer performance equity awards at 100% if absolute TSR over the performance period is negative (even if relative TSR is strong).
The compensation committee also determined to eliminate the MBO component of our officer bonus plans for FYE 19 and beyond to remove the more subjective elements of the program and make them 100% objective based on financial performance metrics.

As it did for FYE 18 compensation with the removal of salesforce.com, for the FYE 19 peer group, the compensation committee again determined to remove peers that had outgrown the peer group, eliminating Autodesk Inc. and Red Hat Inc.

Finally, the Board recently adopted amendments to our officer and director stock ownership guidelines and hedging and pledging policy to:

•	Increase the target ownership level of our CEO from 5 times to 6 times his salary.

•	Increase the target ownership level for our non-employee directors from 3 times to 5 times the annual cash retainer.

•	Prohibit pledging entirely.
Roles and Responsibilities in Determining Executive Compensation

The compensation committee establishes our executive officer compensation packages and determines cash payout and performance equity vesting levels for performance-based compensation after the conclusion of the relevant performance period. The compensation committee also administers our equity compensation plans and oversees our long-term incentive programs generally and any special compensation initiatives.
The compensation committee receives updates from its compensation consultant and/or outside counsel at least annually on recent developments and trends in executive compensation and related governance matters to assist it in making compensation decisions.
For FYE 18, the compensation committee engaged Willis Towers Watson to prepare a peer group compensation benchmarking analysis for our executive officer compensation packages and to assist the compensation committee in structuring and evaluating proposed executive officer compensation packages as well as year-end payouts. Any advice provided by Willis Towers Watson in FYE 18 with respect to non-executive officer or director personnel did not exceed $120,000 in fees. The compensation committee also received advice from outside counsel during FYE 18. In March 2017, the compensation committee reviewed and confirmed the independence of its advisors pursuant to the six-factor test promulgated by the SEC under the Dodd-Frank Act.
At the compensation committee’s request, selected members of senior management from our human resources, finance, or legal functions generally work cooperatively with the compensation consultant in preparing proposals for executive officer compensation packages or other executive compensation arrangements for consideration by the compensation committee. The compensation consultant at all times remains independent of management and forms its own views with respect to the recommendations it makes to the compensation committee. The compensation committee also met in executive session (outside the presence of management), both with and without its compensation consultant, during FYE 18.
The Chief Executive Officer also provides input to the compensation committee on each proposed executive officer compensation package. The Chief Executive Officer’s input to the compensation committee is based, among other things, on his views of each executive officer’s performance, achievements, skills, and responsibilities, competitive factors, and internal pay equity considerations. The Chief Executive Officer’s input does not include a recommendation on his own compensation and, notwithstanding his input, the compensation committee in any event exercises independent judgment on executive officer compensation and is solely responsible for final decisions on all matters related to the compensation of all of the officers.

Peer Group

Each year, the compensation committee reviews our compensation peer group. This peer group is used for establishing pay opportunities for our officers each year, and periodically, for benchmarking our director compensation.

The composition of the peer group for FYE 18 was developed following discussions between the compensation committee, Willis Towers Watson, and members of senior management, primarily our Chief Executive Officer. The companies included in the peer group were selected by the compensation committee following these discussions from a sampling of publicly traded software and technology companies with businesses sharing similarities with ours and with annual revenues, market capitalizations, and/or enterprise values within a range above and below ours. In general, the compensation committee targets peers within the following ranges (relative to Verint’s annual revenue and market capitalization) and most of the companies approved for the peer group satisfy these criteria:

•	Revenue: 0.5x - 2x

•	Market Capitalization: 0.25x - 4x

Certain of our closest competitors do not fit within these parameters, either because they are much larger or much smaller than us, are privately held, or are foreign issuers who do not publicly file detailed compensation data or have different pay practices due to local market factors outside the U.S.

The compensation committee also considers the growth and market leadership profiles of potential peer group companies, competitive considerations with regard to our business, as well as recruiting and retention factors in selecting the peer group, and is mindful of the parameters used by the main proxy advisory firms in establishing their own compensation peer groups.

The compensation committee has not established a guideline that the company be at the median of the peer group relative to any particular metric or metrics, however, the compensation committee seeks to maintain a peer group that includes companies both larger and smaller than us relative to the key metrics noted above. During its annual review, the compensation committee also seeks, to the extent practical, to maintain consistency in the peer group in an effort to maintain better comparability in the results of the benchmarking process from year to year.
For FYE 18, the compensation committee determined to remove salesforce.com from the peer group. Although we regard salesforce.com as a significant competitor and a company with whom we compete for talent, the compensation committee determined that due to its significantly larger size, it was appropriate to remove this company for benchmarking purposes. The compensation committee also made several other adjustments to the peer group to reflect acquisition activity during the year and to maintain our positioning within the peer group as described above. The resulting peer group for FYE 18 was as follows:

ACI Worldwide Inc.	Mentor Graphics Corp.
Autodesk Inc.	MicroStrategy Inc.
Cadence Design Systems Inc.	NetScout Systems, Inc.
CommVault Systems	Nuance Communications Inc.
Constellation Software Inc.	Open Text Corp.
DST Systems Inc.	Pegasystems, Inc.
Fair Isaac Corporation	Red Hat Inc.
Fortinet Inc.	Splunk Inc.
Jack Henry & Associates Inc.	SS&C Technologies Holdings, Inc.
MacDonald Dettwiler and Assoc. Ltd. (n/k/a Maxar Technologies Ltd.)	Synchronoss Technologies, Inc.
In November 2017, the compensation committee performed its most recent annual evaluation of the composition of the peer group. As it had for FYE 18 with the removal of salesforce.com, the compensation committee again determined to remove peers that had outgrown the peer group, eliminating Autodesk Inc. and Red Hat Inc. for FYE 19.

Factors in Establishment of Officer Compensation
In establishing cash and equity pay opportunities for each officer, and the mix between cash compensation and equity compensation, the factors considered by the compensation committee consisted of:

•	the compensation benchmarking analysis prepared each year by the compensation consultant;

•	the executive officer’s compensation for the previous year;

•	relevant terms of the officer’s employment agreement;

•	the executive officer’s role, responsibilities, and skills;

•	a subjective assessment of the executive officer’s performance in the previous year, including special achievements;

•	our performance, based on financial and non-financial metrics, in the previous year, including the performance of our stock over the course of the prior year and over longer-term periods;

•	our growth, based on both financial and non-financial metrics, from the previous year;

•	our outlook and operating plan for the upcoming year;

•	the proposed packages for the other executive officers (internal pay equity);

•	the proposed merit increases, if any, being offered to our employees generally;

•	the size of the aggregate equity pool available for awards for the year and the relative allocation of such pool between the executive officers and the other participants;

•	overall equity dilution and burn rates as well as equity overhang levels;

•	the value of proposed and previously awarded equity grants, including the continuing retentive value of past awards;

•	executive officer recruiting and retention considerations; and

•	compensation trends and competitive factors in the market for talent in which we compete.
Elements of compensation are considered by the compensation committee individually and in the aggregate in its decision making process. Although the compensation committee does not target a specific ratio of equity to cash, the compensation committee believes that equity should comprise a majority of each officer’s compensation package in order to foster a greater sense of personal investment in our performance, further aligning executive officer incentives with the interests of our stockholders, and increasing the amount of such executive officer’s compensation that is “at risk” by virtue of being dependent on our stock price and/or performance. Subject to the parameters of our compensation philosophy, the compensation committee also believes that it is appropriate for our Chief Executive Officer to be compensated more highly from both a cash and an equity perspective than our other officers, and this approach has been supported by our benchmarking analyses. In establishing the relative compensation of the other officers, as noted above, the compensation committee takes into account differences in the scope of each officer’s role, responsibilities, and skills.
The financial performance goals established by our compensation committee for executive officer bonus plans and performance equity awards are based on our budget and two-year operating plan, which use non-GAAP (generally accepted accounting principles) measures that our Board and senior management find useful in managing our business. Mergers and acquisitions (M&A) contemplated by the budget and two-year plan are included in measuring performance against compensation goals. For other extraordinary non-budgeted events, including material M&A not contemplated by the budget, the compensation committee or the Board may adjust performance goals or payouts in order to prevent unintended enlargement or dilution of benefits, in its discretion.

Design of Compensation Elements
Annual Bonuses for FYE 18
Bonus achievement is based on performance against pre-defined financial and individual performance goals.
Performance goals for FYE 18 bonus plans were revenue, operating income, operating cash flow, and management business objectives, which we refer to as MBOs. We believe these elements create a well-diversified set of performance goals, including a focus on revenue as our key growth driver, profitability, cash generation, and individual achievement. For FYE 19 and beyond, the compensation committee has eliminated the individual performance goals (MBOs) from the officer bonus plans to remove the more subjective elements of the program and make them 100% objective based on financial performance metrics.

The performance-payout scales for the FYE 18 financial performance goals are set out in the table below.

•	If performance falls below the applicable threshold, the officer would not receive any payout for that goal.

•	For performance falling between established points in the range, the amount earned is calculated on a formulaic basis based on those points.

	Payout Percentage
	—%	25%	85%	95%	100%	105%	120%	150%
Achievement Percentage
Revenue Goal	<87%	87%	92%	97%	100%	103%	105%	108%
	Payout Percentage
	—%	25%	75%	90%	100%	115%	125%	150%
Achievement Percentage
Operating Income Goal	<78%	78%	83%	93%	100%	105%	110%	115%
Operating Cash Flow Goal	<78%	78%	83%	93%	100%	105%	110%	115%
MBOs were tailored to each executive officer’s function within the company. For FYE 18, MBOs consisted of qualitative performance goals, such as:

•	devising and implementing strategic or compliance plans or initiatives;

•	executing on M&A goals and integrations;

•	achievement of business unit goals;

•	improving internal financial processes or business systems; and

•	assuming new areas of responsibility.
MBO goals were measured on a scale of 0% to 100% achievement, with the calculated percentage payout for such metric equal to the percentage level of achievement.

The following table summarizes the individualized annual bonus plans and payouts for each executive officer for FYE 18.

Name	Target Bonus	Bonus Plan Metric & Weight	Financial Target for Bonus Plan Metric	Achievement of Financial Target	Final Payout Percentage

Dan Bodner	$816,000	Revenue: 30%	$1.14 billion	101%	98%
		Operating income: 30%	$222 million	102%
		Operating cash flow: 20%	$240 million	93%
		MBO: 20%		90%

Douglas Robinson	$289,000	Revenue: 30%	$1.14 billion	101%	98%
		Operating income: 30%	$222 million	102%
		Operating cash flow: 20%	$240 million	93%
		MBO: 20%		90%

Elan Moriah	$300,000	Revenue: 30%	$1.14 billion	101%	98%
		Operating income: 30%	$222 million	102%
		Operating cash flow: 20%	$240 million	93%
		MBO: 20%		90%

Peter Fante	$221,000	Revenue: 30%	$1.14 billion	101%	98%
		Operating income: 30%	$222 million	102%
		Operating cash flow: 20%	$240 million	93%
		MBO: 20%		90%

Equity Awards
The compensation committee endeavors to establish the grant date of our annual equity award well in advance of the grant and to schedule vesting dates to occur at a time when we would not normally be in a quarterly trading blackout (to reduce the chances that vesting-related tax events occur during blackout periods). Apart from seeking to schedule vesting dates outside of blackout periods, we do not time our grants by reference to the release of earnings or other material information.
We use RSUs and PSUs as our preferred form of equity award, which provide predictable retention value and alignment of employee interests with stockholder interests, particularly in times of volatile equity markets. The compensation committee periodically reviews the elements of compensation it uses, however, and we may in the future incorporate other award forms, including stock options, in our executive officer compensation packages. To the extent that stock options are used, the exercise price of such options is the closing price of our stock on the date of Board or compensation committee approval.
Grant of New Awards in FYE 18
For FYE 18, newly awarded annual equity grants for our officers (made in April 2017) were divided evenly between RSUs and PSUs, which we believe appropriately aligns executive officer incentives with company performance and provides a fair balance in the extent to which executive officer compensation is “at risk” both by being tied our stock price and to the performance of our business. As noted above, for grants made in April 2018 and subsequently, the compensation committee has determined to increase the proportion of annual awards to our CEO that are performance based from 50% to 60%.
For equity awards granted in April 2017:

•	Time-based RSU awards vest in equal portions over a three-year period.

•
Performance-based RSU awards vest one-third based on revenue, one-third based on EBITDA, and one-third based on relative TSR. These metrics were selected following a review of market practices and input from the compensation consultant and take into account the metrics we use in measuring the performance of our business generally.

•
The revenue and EBITDA goals are measured over a 2-year performance period ending on January 31, 2019. We continue to assess the feasibility of moving to a three-year performance period for the financial goals (other than TSR) under our PSU awards, however, at the current time, we believe that limitations on our line of sight make it difficult to set reasonable goals (that are both challenging and achievable, consistent with our compensation philosophy) more than two years into the future.

•
While we also use revenue and a measure of profitability as goals under our officer bonus plans, the compensation committee believes that revenue growth is the most significant driver of our business performance, especially when paired with a profitability metric like EBITDA. Using these metrics in our PSU awards allows the compensation committee to incentivize performance against these key metrics on a different (longer) time horizon than under our annual bonus plans. We have not historically used metrics like ROI or ROIC to measure the performance of our business and, as noted above, we believe that the goals used for officer compensation should be consistent with those used to run our business.

•	The relative TSR goal is measured over a 3-year performance period ending on January 31, 2020.

•
Relative TSR is calculated as Verint’s total stockholder return, on a percentile basis, relative to the companies comprising the S&P 1500 Information Technology Sector Index for the applicable performance period, weighted equally and based on the applicable 90-day volume-weighted trailing average closing prices of the stock of such constituent companies as of the beginning and end of the performance period (adjusted for dividends), provided that only those members of the index that constitute part of the index at both the beginning and the end of the performance period are taken into account for purposes of the calculation. In structuring the relative TSR calculation and selecting the index, the compensation committee’s goal was to be able to compare Verint’s stock price performance to that of a large, steady-state sampling of technology companies with a median size within a range of ours, on a basis designed to eliminate any short-term aberrations in stock price (for either Verint or companies in the index) at the start or the end of the performance period.

•
We believe that relative TSR metrics provide a strong alignment between management and stockholders and understand that the inclusion of such a metric in officer compensation programs is currently supported by many investors and shareholder advisors.

The performance-payout scales for the revenue, EBITDA, and relative TSR goals under the PSUs granted in April 2017 (FYE 18) are set out in the table below.

•	If performance falls below the applicable threshold, the executive officer would not receive any vesting for the portion of the award attributable to that goal.

•	For performance falling between established points in the range, the amount earned is calculated on a formulaic basis based on those points.

•
For the grants made from and after April 2017, the compensation committee determined to adjust the payout for the relative TSR component at the threshold level of achievement (25th percentile) from zero to 25%, to better align the payout scale to market practice.

Revenue Goal Opportunity
Percentage of Goal Achieved	Percentage of Performance Shares Eligible to be Earned for Period
82%	25%
90%	75%
95%	90%
100% ($2,343M)	100%
105%	150%
108%	175%
110% or more	200%
EBITDA Goal Opportunity
Percentage of Goal Achieved	Percentage of Performance Shares Eligible to be Earned for Period

73%	25%
80%	65%
90%	85%
100% ($528M)	100%
110%	150%
115%	175%
120% or more	200%
Relative TSR Goal Opportunity
Percentile Achieved	Percentage of Performance Shares Eligible to be Earned for Period
<25th	0%
25th	25%
50th	100%
75th	200%
For awards granted in April 2018 and beyond, the relative TSR goal opportunity will be capped at 100% if absolute TSR for the performance period is negative (even if relative TSR is strong).
The performance period for the PSUs granted in April 2017 does not end until January 31, 2019. As a result, no vesting of these awards occurred during (or in respect of) the year ended January 31, 2018. These awards will begin vesting following the completion of the 2-year performance period on January 31, 2019.

Vesting of Prior Awards for FYE 18
The following table summarizes the goal achievement and calculated payout levels for the PSUs granted in April 2016 in respect of the 2-year performance period ended January 31, 2018. One third of the calculated payout of these awards is subject to a further one-year service period and will therefore not vest until April 2019.

Performance vs. Payout Matrix (for awards approved April 2016)
Revenue Goal Opportunity		Payout For This Goal
Percentage of Goal Achieved	Percentage of Performance Shares Eligible to be Earned for Period	Percentage of Goal Achieved	Percentage of Performance Shares Earned for Period
82%	25%	93% ($2,223M)	83%
90%	75%
95%	90%
100% ($2,396M)	100%
105%	150%
108%	175%
110% or more	200%
EBITDA Goal Opportunity		Payout For This Goal
Percentage of Goal Achieved	Percentage of Performance Shares Eligible to be Earned for Period	Percentage of Goal Achieved	Percentage of Performance Shares Earned for Period

73%	25%	87% ($490M)	78%
80%	65%
90%	85%
100% ($566M)	100%
110%	150%
115%	175%
120% or more	200%
		Payout For This Goal
Percentile Achieved	Percentage of Performance Shares Eligible to be Earned for the Period	Percentile Achieved	Percentage of Performance Shares Earned for Period

25th	0%	13th	—%
50th	100%
75th	200%
			Percentage of Performance Shares Earned for Period Overall
			54%
Goal Setting
The compensation committee sets financial performance goals for our one-year compensation plans (annual bonus plans) and our multi-year compensation plans (PSUs) by reference to our annual Board-approved budget and two-year plan. The compensation committee’s objective in setting financial performance targets (the middle of the performance ranges) and MBO goals is to be at a level that requires strong performance on the part of each recipient, but that is not so difficult to achieve that it is likely to be missed. The compensation committee believes that it is important that goals be both challenging but achievable. As a result, the compensation committee takes into account the actual results achieved and the actual pay earned for recently completed performance periods in setting new performance goals and does not believe it is appropriate to automatically increase performance goals above the prior period’s performance goals without regard to such actual achievements and actual pay for prior periods. The compensation committee believes that the goals it sets each year require strong performance on the part of management in what is a highly competitive market.
The compensation committee typically establishes the threshold and maximum levels for performance and for payout opportunity, as well as the scale points in between, by reference to market practices and input from the compensation consultant. For example, the scale points for our PSU awards, including the opportunity to earn target payouts at median relative TSR performance (for the corresponding portion of the awards), is based on, and is in conformity with, market practices. The compensation committee also seeks to ensure that these threshold levels and scales are reasonable in light of the goals in question and in light of the Board’s expectation for what is achievable during the performance period.
From time to time, the compensation committee reviews probabilities analyses prepared by outside advisors as a reference in the process of establishing performance goals. We conducted such a probability analysis prior to setting the performance goals for the April 2018 PSU awards and determined that the performance goals proposed by management in its two-year plan were above (more challenging than) the levels suggested by the probability analysis.
Stock Bonus Program
In order to foster a greater sense of company ownership for employees and to reduce the company’s cash compensation cost, in September 2011, our Board approved a stock bonus program under which eligible employees may receive a portion of their earned annual bonuses, otherwise payable in cash, in the form of discounted shares of our common stock. This program is subject to annual funding approval by our Board and an annual cap on the number of shares that can be issued. Officers are permitted to participate in the program, to the extent that shares remain available for awards following the enrollment of all other participants, to encourage our officers to continue to increase their stake in the company as well. Shares issued to officers in respect of the discount feature of the program are considered incentive shares and are subject to a one year vesting period to enhance the retentive value of the program and to better align executive interests with those of our stockholders. Shares not attributable to the discount feature of the program (which we refer to as “base” shares) are deemed to be purchased by the participants at fair market value using earned bonus dollars. As a result, these base shares are not considered incentive shares and their value is reflected within the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation table, rather than within the “Stock Awards” column.

•
For the program period ended January 31, 2018, the Board has approved the issuance of up to 125,000 shares of common stock and a discount of 15% for awards under the program. Shares will be issued in respect of this program period in the quarter ending July 31, 2018 (during FYE 19).

•
On March 21, 2018, the Board accepted management’s recommendation to reduce the discount feature of the program to 0% for the program period ended January 31, 2018, in an effort to align officer bonus payouts with projected payouts under employee bonus plans (below the officer level) containing different goals. As a result, no shares will be issued to the officers in respect of the discount feature for the program period ended January 31, 2018.

For the program period ending January 31, 2019, the Board has approved the issuance of up to 125,000 shares of common stock and a discount of 15% for awards under the program. Shares will be issued in respect of this program period in the quarter ending July 31, 2019 (during FYE 20) and the number of shares to be issued to the officers in respect of the discount will not be determinable until such time.
Other Pay Elements
We do not currently make use of cash-based long-term incentive compensation arrangements, defined benefit plans, or deferred compensation plans. We provide a limited amount of perquisites to our executive officers, which vary from officer to officer and include:

•	use of a company car or an annual car allowance;

•	an annual allowance for professional legal, tax, or financial advice; and

•	supplemental company-paid life insurance.
Our officers also receive the same partial match of their 401(k) contributions as all other U.S. employees. Officers receive the same health insurance and company-paid group life and disability insurance offered to all other employees in the U.S.
Employment Agreements
Each of our officers is party to a formal employment agreement with us. The terms of these agreements are summarized under “Executive Officer Severance Benefits and Change in Control Provisions—Provisions of Executive Officer Agreements” below.

Clawback Policy
Each of our officers is subject to a clawback provision in his employment agreement that allows us to recoup from the officer, or cancel, all or a portion of the officer’s incentive compensation (including bonuses and equity awards) for a particular year if we are required to restate our financial statements for that year due to material noncompliance with any financial reporting requirement under the U.S. securities laws as a result of the officer’s misconduct. The clawback applies from and after the year in which the employment agreement was first signed to performance-based awards made during the term of the agreement which were paid based on the results required to be restated. The amount to be recovered or forfeited is the amount by which the incentive compensation for the year in question exceeded the amount that would have been awarded had the financial statements originally been filed as restated.
Our Amended and Restated 2015 Long-Term Stock Incentive Plan, also contains a provision that allows for the cancellation or forfeiture of an award, or the repayment of any gain related to an award, if an officer engages in activity detrimental to our company.
Stock Ownership Guidelines and Other Policies
Our Board has adopted stock ownership guidelines for our officers and non-employee directors. We believe these guidelines help to further align the interests of our officers and directors with those of our stockholders. The guidelines contain customary terms and conditions and establish the following target ownership levels:

•	ownership equal to six times salary for our Chief Executive Officer;

•	ownership equal to three times salary for our other officers (reduced to one and a half times salary beginning at age 62); and

•	ownership equal to five times annual cash retainer for non-employee directors.
Until the target ownership levels are met, officers and directors are required to hold 50% of the after-tax shares acquired from either the vesting of restricted stock or restricted stock units or from the exercise of stock options. As a result of this requirement, there is no specified time frame for reaching the target ownership levels and no minimum holding periods once shares have been acquired (if an officer or director falls below the target ownership level after having achieved it, he or she would again become subject to the 50% after-tax holding requirement until the ownership level had been re-established). Officers and directors subject to the guidelines are permitted to count towards the target ownership levels all shares of common stock held by such individual, regardless of source, 50% of the value of any unvested stock awards, and the intrinsic value of vested stock options. We believe that all of our officers and directors who have served for at least eighteen months have satisfied the target ownership levels.
Our insider trading policy prohibits all personnel (including officers and directors) from short selling in our securities, from short-term trades in our securities (open market purchase and sale within three months), and from trading options in our securities. It also requires that any hedging transactions (for employees other than officers or directors who are prohibited from hedging under a separate policy described below) be pre-cleared by our legal department.
We have adopted a policy prohibiting our officers and directors from engaging in hedging or pledging transactions in our securities. This policy supplements our insider trading policy and our director and executive officer stock ownership guidelines.
Our Board has adopted a policy generally precluding us from entering into any new plan, program, agreement, or arrangement providing for a 280G tax gross-up payment with any person or, subject to a limited exception relating to relocations, any other tax gross-up payments with officers.
Impact of Tax Requirements on Compensation

The compensation committee is responsible for addressing pay issues associated with Section 162(m) of the Internal Revenue Code (“IRC”), which generally limits the tax deduction to $1 million for certain compensation paid to certain of our executive officers (and, beginning in 2018, certain former executive officers). Historically, compensation that qualified as “performance-based compensation” could be excluded from this $1 million limit. Pursuant to the Tax Cuts and Jobs Act (the “2017 Act”) which was passed on December 22, 2017, and except for certain compensation arrangements in place as of November 2, 2017 for which transition relief is available, the performance-based compensation exception has been repealed, effective for taxable years beginning after December 31, 2017. The Compensation Committee and our Board sought from time to time to qualify executive compensation as tax deductible under Section 162(m) as in effect prior to 2018, where we believed it was in our best interest and the best interest of our shareholders to do so. However, we have not permitted this tax provision to distort the effective development and execution of our compensation program in the past, nor will we in the future.

We continue to evaluate the impact of the recent revisions to Section 162(m) of the IRC under the 2017 Act for their potential impact on our company. Regardless of that impact, however, we will continue to design and maintain executive compensation arrangements that we believe will attract and retain the executive talent that we need to compete successfully, even if in certain cases such compensation is not deductible for federal income tax purposes. In addition, because of the uncertainties associated with the application and interpretation of Section 162(m) and the regulations issued thereunder, there can be no assurance that compensation intended to satisfy the requirements for deductibility under Section 162(m), as in effect prior to 2018, will in fact be deductible.
Compensation Committee Report
The compensation committee has reviewed and discussed the “Compensation Discussion and Analysis” section of this proxy statement with management. Based on its review and discussions with management regarding such section of this proxy statement, the compensation committee recommended to the Board that the “Compensation Discussion and Analysis” section be included in this proxy statement.

Compensation Committee:

Richard Nottenburg, Chair
John Egan
Howard Safir
Earl Shanks
The foregoing report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.

Compensation Programs and Risk Assessment
In connection with our annual budgeting process and our annual performance review process, our executive management reviews our compensation policies and practices, including with respect to risk.  Our compensation policies and practices are relatively stable and tend not to change significantly from year to year, particularly below the officer level. We monitor the operation of these policies and procedures and believe that they have proven to be well-calibrated over time. We also believe that these policies and practices are comparable to those used by similarly situated companies in our industry and the companies with which we compete for talent. In conducting its risk review, management noted in particular the following aspects of our compensation policies and procedures:

•
Use of a combination of elements to achieve a balance between (1) fixed pay and variable pay, (2) time-based components and performance-based components, (3) quantitative targets and qualitative targets, and (4) short-term and long-term elements.

•
Multiple quantitative targets (designed to support the budget and two-year operating plan approved by the Board) within compensation plans, as well as elements that differ from plan to plan, and discretionary authority/elements or individual/team objectives in some plans.

•
Variable compensation elements, including equity awards whose value fluctuates with our stock price, represent approximately 20% of our total annual compensation expense and are broadly distributed among the employee base.

•
Bonus plans and performance-based equity plans are subject to maximum payouts and contain calibrated performance-payout curves and staged goals below target to permit payout opportunities for performance that approaches, but does not achieve, target. For non-officers, we sometimes use discretionary bonuses where warranted based on performance and/or competitive considerations, even when pre-established goals or thresholds were not achieved.

•	Management maintains control over award templates and equity plan design and models the financial impact of design elements such as sales quotas and commissions before adoption.

•
Checks and balances in place for the processing of transactions and the calculation of performance levels and payout amounts, including a well-developed system of internal controls to help ensure that financial results and the underlying transactions are sound.

•	Provisions in our commission plans allowing us to reduce, withhold, or offset commissions for transactions that do not meet specified minimum requirements, even after the commission has been paid.

•
Quarter-end guidelines are in place to help ensure that sales transactions are handled in a consistent and ethical manner at the end of each reporting period, in addition to our other customary legal and compliance policies and procedures.

•	Quarterly certifications from a broad base of employees helps promote accountability and compliance.

•	Stock ownership guidelines for our directors and officers, as well as a policy prohibiting hedging and pledging to help maintain alignment between our directors / officers and our stockholders.

•	Clawback provisions included in our executive employment agreements, equity plan, and award agreements allowing us to recoup payments or awards under appropriate circumstances.
Based on this review, we believe that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the company.

Executive Compensation Tables
Summary Compensation Table for FYE 18
The following table lists the annual compensation of our officers for FYE 18, FYE 17, and FYE 16.

Name and Principal Position	Year Ended January 31,	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)

Dan Bodner - President and Chief Executive Officer	2018	755,000	—	6,619,200	—	800,222	76,980	8,251,402
	2017	752,067	—	5,920,320	—	724,885	59,121	7,456,393
	2016	740,133	—	8,701,157	—	674,976	40,951	10,157,217

Douglas Robinson - Chief Financial Officer	2018	432,083	—	1,182,000	—	283,412	14,000	1,911,495
	2017	423,075	—	1,110,941	—	259,620	26,751	1,820,387
	2016	415,817	—	1,732,023	—	241,944	14,000	2,403,784

Elan Moriah - President, Customer Engagement Solutions	2018	432,083	—	1,576,000	—	294,199	28,478	2,330,760
	2017	423,075	—	1,278,965	—	256,730	30,412	1,989,182
	2016	415,817	—	2,006,712	—	239,054	23,567	2,685,150

Peter Fante - Chief Administrative Officer	2018	396,500	—	1,182,000	—	216,727	14,000	1,809,227
	2017	388,125	—	1,015,688	—	198,533	41,392	1,643,738
	2016	381,250	—	1,557,022	—	185,016	14,000	2,137,288
(1) Includes cash bonuses awarded outside the officer’s regular annual bonus plan, if any.
(2) Reflects the aggregate grant date fair value of stock awards approved for the officer in the applicable fiscal year computed in accordance with applicable accounting standards. Includes the aggregate grant date fair value of stock awards granted to the officers in a given fiscal year as a result of the discount feature under the stock bonus program, but excludes the value of any other shares issued or to be issued to the officers under the stock bonus program (the cash value of which is included within the “Non-Equity Incentive Plan Compensation” column in the fiscal year in which the corresponding cash bonus was earned). See “Compensation Discussion and Analysis—Stock Bonus Program” for more information about these stock bonus awards. For a further discussion of our accounting for equity compensation, see Note 13, “Stock-Based Compensation and Other Benefit Plans” to the consolidated financial statements included under Item 8 of our Annual Report on Form 10-K for the year ended January 31, 2018. For performance-based awards, the value shown in the table for the FYE 18 is based on the assumed achievement of the target level (i.e., the probable level) of performance. See the Grant Date Value of Performance Awards table below for the aggregate grant date fair value of these performance awards assuming the highest level of performance is achieved. Volatility in our stock price from year to year may impact the grant date fair value of our annual equity awards.
(3) Amount represents performance-based annual cash bonuses tied to the officer’s pre-defined annual bonus plan. Includes the aggregate grant date fair value of shares to be issued to the officers under the stock bonus program in respect of the fiscal year in which the cash bonus was earned (such shares are effectively purchased by the executive officers at fair market value using bonus dollars), but excluding shares issued as a result of the discount feature of the program (the value of which is included within the “Stock Awards” column in the fiscal year in which such shares were granted).
(4) See the table below for additional information on “All Other Compensation” amounts for FYE 18. “All Other Compensation” does not include premiums for group life, health, or disability insurance that is available generally to all salaried employees in the country in which the officer is employed and do not discriminate in scope, terms, or operation in favor of our officers or directors.

Earned Pay Table for FYE 18
The following table sets forth the earned pay for our officers for FYE 18, FYE 17, and FYE 16, which we believe provides useful supplemental information to the Summary Compensation table above, as it demonstrates the value of share awards that vested and stock options that were exercised during the applicable years (as opposed to the grant date value of such awards), to more closely reflect each officer’s “take home” pay for such year. However, to the extent an officer chooses to hold his shares following vesting, including as a result of our stock ownership guidelines, his “take home” pay would be lower than the values in the table below and the value of the awards held would continue to fluctuate with the market, in alignment with our investors.

Name	Year Ended January 31,	Salary (1)	Bonus (2)	Earned Stock Awards (3)	Earned Option Awards (4)	All Other (1)	Total
Dan Bodner	2018	755,000	800,222	3,277,526	—	76,980	4,909,728
	2017	752,067	724,885	5,119,119	—	59,121	6,655,192
	2016	740,133	674,976	10,406,620	—	40,951	11,862,680

Douglas Robinson	2018	432,083	283,412	634,212	—	14,000	1,363,707
	2017	423,075	259,620	1,008,010	—	26,751	1,717,456
	2016	415,817	241,944	2,291,141	—	14,000	2,962,902

Elan Moriah	2018	432,083	294,199	730,026	—	28,478	1,484,786
	2017	423,075	256,730	1,217,210	—	30,412	1,927,427
	2016	415,817	239,054	2,797,620	—	23,567	3,476,058

Peter Fante	2018	396,500	216,727	571,136	—	14,000	1,198,363
	2017	388,125	198,533	885,603	—	41,392	1,513,653
	2016	381,250	185,016	2,058,277	—	14,000	2,638,543
(1) As disclosed on the Summary Compensation table.
(2) Cash bonus and non-equity incentive plan compensation as disclosed in the Summary Compensation table.
(3) Earned stock awards means the value of all restricted stock units (time-based and performance-based) that vested during FYE 18, FYE 17, and FYE 16, respectively (measured as of the date of vesting), regardless of the year in which such awards were granted. Earned Stock Awards for FYE 16 includes the vesting of the final tranche of a special equity grant made to our officers and certain other executives in 2013.
(4) Earned option awards means the value of all stock options exercised during FYE 18, FYE 17, and FYE 16 (measured as of the date of exercise), regardless of the year in which such awards became vested.

Grant Date Value of Performance Awards
The following table sets forth the aggregate grant date fair value of the performance awards made to our officers during FYE 18, FYE 17, and FYE 16, assuming:
(a) the highest level of performance is achieved (see the Maximum Possible Shares column), or
(b) the target level of performance (probable outcome) is achieved (see the Target Shares column).
Fair value, in the case of the Maximum Possible Shares, is calculated based on the closing price of our common stock on the accounting grant date. Fair Value, in the case of the Target Shares, is calculated based on the closing price of our common stock on the dates the compensation committee originally approved the grants (April 21, 2015 ($64.44), April 20, 2016 ($35.24) and April 20, 2017 ($39.40)). The accounting grant date is generally the date on which the performance goal for the applicable award tranche has been both established and communicated, which date is not always the same as the date the compensation committee originally approved the grant. Award tranches are grouped by accounting grant date below.

Name	Original Date of Committee Approval of Grant	Accounting Grant Date	Maximum Possible Shares	Fair Value on Accounting Grant Date	Target Shares	Fair Value on Original Date of Committee Approval of Grant

Dan Bodner	4/20/17	4/20/2017	168,000	$6,619,200	84,000	$3,309,600
		Total Grants for FYE 18	168,000	$6,619,200	84,000	$3,309,600

	4/20/16	4/20/2016	168,000	$5,920,320	84,000	$2,960,160

		Total Grants for FYE 17	168,000	$5,920,320	84,000	$2,960,160

	4/21/15	4/21/2015	110,000	$7,088,400	55,000	$3,544,200
	4/19/2013 (3rd tranche)	3/19/2015	36,816	2,267,866	24,544	804,307

		Total Grants for FYE 16	146,816	$9,356,266	79,544	$4,348,507

Douglas Robinson	4/20/17	4/20/2017	30,000	$1,182,000	15,000	$591,000
		Total Grants for FYE 18	30,000	$1,182,000	15,000	$591,000

	4/20/16	4/20/2016	31,526	$1,110,976	15,763	$555,488

		Total Grants for FYE 17	31,526	$1,110,976	15,763	$555,488

	4/21/15	4/21/2015	22,000	$1,417,680	11,000	$708,840
	4/19/2013 (3rd tranche)	3/19/2015	7,363	453,561	4,909	160,868

		Total Grants for FYE 16	29,363	$1,871,241	15,909	$869,708

Elan Moriah	4/20/17	4/20/2017	40,000	$1,576,000	20,000	$788,000
		Total Grants for FYE 18	40,000	$1,576,000	20,000	$788,000

	4/20/16	4/20/2016	36,294	$1,279,001	18,147	$639,500

		Total Grants for FYE 17	36,294	$1,279,001	18,147	$639,500

	4/21/15	4/21/2015	25,000	$1,611,000	12,500	$805,500
	4/19/2013 (3rd tranche)	3/19/2015	8,766	539,986	5,844	191,508

		Total Grants for FYE 16	33,766	$2,150,986	18,344	$997,008

Peter Fante	4/20/17	4/20/2017	30,000	$1,182,000	15,000	$591,000
		Total Grants for FYE 18	30,000	$1,182,000	15,000	$591,000

	4/20/16	4/20/2016	28,822	$1,015,687	14,411	$507,844

		Total Grants for FYE 17	28,822	$1,015,687	14,411	$507,844

	4/21/15	4/21/2015	20,000	$1,288,800	10,000	$644,400
	4/19/2013 (3rd tranche)	3/19/2015	6,310	388,696	4,207	137,863

		Total Grants for FYE 16	26,310	$1,677,496	14,207	$782,263
All Other Compensation Table

Name	Employer Retirement Contribution ($)	Car Allowance or Cost of Company Car ($)	Prof. Advice Allowance ($)	Supp. Life Insurance ($)	Travel ($)(1)	Total ($)

Dan Bodner	2,000	9,064	40,000	11,400	14,516	76,980
Douglas Robinson	2,000	12,000	—	—	—	14,000
Elan Moriah	2,000	12,828	—	—	13,650	28,478
Peter Fante	2,000	12,000	—	—	—	14,000
(1) Represents the taxable portion of certain Company-paid travel.

Grants of Plan-Based Awards for FYE 18
The following table sets forth information concerning equity and other plan-based grants to our officers during FYE 18.

				Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Type of Award	Original Date of Committee Approval of Grant	Accounting Grant Date	Threshold ($) (1)	Target ($)	Max ($)	Threshold (#) (5)	Target (#)	Max (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)	Accounting Grant Date Fair Value of Stock and Option Awards ($) (2)

Dan Bodner	RSU (Time-vested grants) (3)	4/20/2017	4/20/2017				—	—	—	84,000	3,309,600
	RSU (Performance-vested grant) (4)	4/20/2017	4/20/2017				21,000	84,000	168,000		3,309,600
	Annual Bonus for Year Ended 1/31/18	N/A	N/A	163,200	816,000	1,142,400	—	—	—	—
Douglas Robinson	RSU (Time-vested grants) (3)	4/20/2017	4/20/2017				—	—	—	15,000	591,000
	RSU (Performance-vested grant) (4)	4/20/2017	4/20/2017				3,750	15,000	30,000		591,000
	Annual Bonus for Year Ended 1/31/18	N/A	N/A	57,800	289,000	404,600	—	—	—	—	—
Elan Moriah	RSU (Time-vested grants) (3)	4/20/2017	4/20/2017				—	—	—	20,000	788,000
	RSU (Performance-vested grant) (4)	4/20/2017	4/20/2017				5,000	20,000	40,000		788,000
	Annual Bonus for Year Ended 1/31/18	N/A	N/A	60,000	300,000	420,000	—	—	—	—	—
Peter Fante	RSU (Time-vested grants) (3)	4/20/2017	4/20/2017				—	—	—	15,000	591,000
	RSU (Performance-vested grant) (4)	4/20/2017	4/20/2017				3,750	15,000	30,000		591,000
	Annual Bonus for Year Ended 1/31/18	N/A	N/A	44,200	221,000	309,400	—	—	—	—	—
(1) The threshold column corresponds to the minimum bonus payable to the executive officer assuming that minimum financial performance goals are achieved and assuming that MBO achievement is zero. If minimum financial performance goals are not achieved and MBO achievement is zero, the bonus payable to the executive officer would be zero. As disclosed in the Summary Compensation table above, the actual bonus payouts for FYE 18 were as follows: Mr. Bodner $800,222, Mr. Robinson $283,412, Mr. Moriah $294,199, and Mr. Fante $216,727.
(2) The accounting grant date fair value of equity awards is based on the target number of shares and calculated using the closing price of our common stock on the accounting grant date, which is not always the same as the date the compensation committee originally approved the grant. The accounting grant date is generally the date on which the performance goal for the applicable award tranche has been both established and communicated. For a further discussion of our accounting for equity compensation, see Note 13, “Stock-Based Compensation and Other Benefit Plans” to the consolidated financial statements included under Item 8 of our Annual Report on Form 10-K for the year ended January 31, 2018. See the Grant Date Value of Performance Awards table above for information about the grant date values of the performance-vested equity awards included in this table calculated using the closing price of our common stock on the dates the compensation committee originally approved the grants.
(3) The April 20, 2017 time-based awards vest 1/3 on April 12, 2018, 1/3 on April 12, 2019, and 1/3 on April 12, 2020.
(4) The April 20, 2017 annual performance awards are eligible to vest based on a 2-year performance period following the compensation committee’s determination of our achievement of specified revenue and EBITDA targets (set by the compensation committee for the relevant performance period) for the period from February 1, 2017 through January 31, 2019, but no earlier than April 12, 2019 with respect to two-thirds of the earned units. The remaining one-third of the units are eligible to vest based on a 3-year performance period following the compensation committee’s determination of our achievement of specified relative TSR targets (set by the compensation committee for the relevant performance period) for the period from February 1, 2017 through January 31, 2020, but no earlier than April 12, 2020. The performance goals were established at the time of the grant.
(5) Represents the threshold number of shares that were available to be earned in the applicable performance period. If the minimum performance goals are not achieved in a performance period, no shares are earned for that period.

Further Information Regarding Summary Compensation Table for FYE 18 and Grants of Plan-Based Awards Table for FYE 18
As of the date of this proxy statement, each of our officers is party to an employment agreement with us. Each agreement provides for certain severance payments and benefits, including in connection with a change in control. See “—Executive Officer Severance Benefits and Change in Control Provisions” below for a discussion of these severance and change in control benefits, as well as a description of the restrictive covenants and clawback provisions contained in such agreements.
The agreements with our officers generally provide for an initial term of two years, followed by automatic one-year renewals (unless terminated by either party in accordance with the agreement and subject to required notice). Termination of the agreements by us constitutes good reason for resignation under the agreements with our officers other than Mr. Bodner, and constitutes a termination by us without cause under the agreement with Mr. Bodner.
Narrative to Summary Compensation Table for FYE 18
As discussed in the “Compensation Discussion and Analysis” above, each officer’s employment agreement provides for an annual base salary, target bonus, and certain perquisites. Although target bonuses are specified in each employment agreement, bonuses are not guaranteed and are paid based on the achievement of performance goals. As of January 31, 2018, the target bonuses specified by the employment agreements were as follows: $600,000 for Mr. Bodner, $219,000 for Mr. Robinson, $167,500 for Mr. Fante, and $219,000 for Mr. Moriah. Historically, the target bonuses for each executive officer established by the compensation committee as part of its annual compensation review process has equaled or exceeded the target bonus specified in the executive officer’s employment agreement (if any) as well as the target bonus from the previous year.
Consistent with our compensation philosophy, and as discussed above, the compensation packages for our CEO and other officers are structured to provide pay opportunities that are competitive with market and which incentivize our officers to perform. A significant majority of the pay opportunity of each officer comes in the form of equity awards, 50% (or more) of which are generally performance-based. Even if all of such grants are earned at (or above) 100% in a given year, because the value of these awards depends on our stock price - which may be volatile - the officer’s pay opportunity at the time of grant (as reflected in the Summary Compensation table) may be significantly higher (or lower) than the value at the time of vesting. Moreover, the value of the award at vesting (as reflected in the Option Exercises and Stock Vesting table) may not correspond to the officer’s “take-home” pay unless the shares are actually sold at the time of vesting. To the extent the officer chooses to hold such shares, including as a result of our stock ownership guidelines, the value of such awards continues to fluctuate with the market, in alignment with our investors, which in turn may significantly diverge from the originally disclosed grant value of such awards or the disclosed value at vesting.
Narrative to All Other Compensation Table
We provide a limited amount of perquisites to our officers, which vary from officer to officer depending on the terms of their employment agreements, local policy, and historical practice. Each of the executive officers is entitled to use of a company car or an annual car allowance and an annual allowance for legal, tax, or accounting advice. All executive officers receive the same health insurance and company-paid group life and disability insurance offered to all other U.S. employees. In addition, Mr. Bodner has historically received a supplemental company-paid life insurance policy. Executive officers receive the same partial match of their 401(k) contributions as all other U.S. employees, up to a maximum company contribution of $2,000 per year.

Outstanding Equity Awards at January 31, 2018
The following table sets forth information regarding various equity awards held by our officers as of January 31, 2018. The market value of all awards is based on the closing price of our common stock as of the last trading day in the year ended January 31, 2018 ($41.75 on January 31, 2018).

			Option Awards				Stock Awards
Name	Date of Committee Approval of Grant		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (7)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (8)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Dan Bodner	4/21/2015	(1)	—	—	—	—	18,334	765,445	—	—
	4/21/2015	(2)	—	—	—	—	6,874	286,990	—	—
	4/20/2016	(3)	—	—	—	—	56,000	2,338,000	—	—
	4/20/2016	(4)	—	—	—	—	45,227	1,888,227	—	—
	4/20/2017	(5)	—	—	—	—	84,000	3,507,000	—	—
	4/20/2017	(6)	—	—	—	—	84,000	3,507,000	—	—
Douglas Robinson	4/21/2015	(1)	—	—	—	—	3,667	153,097	—	—
	4/21/2015	(2)	—	—	—	—	1,373	57,323	—	—
	4/20/2016	(3)	—	—	—	—	10,508	438,709	—	—
	4/20/2016	(4)	—	—	—	—	8,487	354,332	—	—
	4/20/2017	(5)	—	—	—	—	15,000	626,250	—	—
	4/20/2017	(6)	—	—	—	—	15,000	626,250	—	—
Elan Moriah	4/21/2015	(1)	—	—	—	—	4,167	173,972	—	—
	4/21/2015	(2)	—	—	—	—	1,562	65,214	—	—
	4/20/2016	(3)	—	—	—	—	12,098	505,092	—	—
	4/20/2016	(4)	—	—	—	—	9,770	407,898	—	—
	4/20/2017	(5)	—	—	—	—	20,000	835,000	—	—
	4/20/2017	(6)	—	—	—	—	20,000	835,000	—	—
Peter Fante	4/21/2015	(1)	—	—	—	—	3,334	139,195	—	—
	4/21/2015	(2)	—	—	—	—	1,249	52,146	—	—
	4/20/2016	(3)	—	—	—	—	9,608	401,134	—	—
	4/20/2016	(4)	—	—	—	—	7,759	323,938	—	—
	4/20/2017	(5)	—	—	—	—	15,000	626,250		—
	4/20/2017	(6)	—	—	—	—	15,000	626,250	—	—
(1) The April 21, 2015 time-based awards vest 1/3 on April 12, 2016, 1/3 on April 12, 2017, and 1/3 on April 12, 2018.
(2) The April 21, 2015 annual performance awards vest based on a single 2-year performance period following the compensation committee’s determination of our achievement of specified revenue, EBITDA, and relative TSR targets for the period from February 1, 2015 through January 31, 2017, but no earlier than April 12, 2017 with respect to two-thirds of the earned units and no earlier than April 12, 2018 with respect to the remaining one-third of the earned units. The table reflects the number of shares earned based on the completion of the performance period as of January 31, 2017. Two-thirds of this amount vested on April 12, 2017 and one-third of this amount vested on April 12, 2018.
(3) The April 20, 2016 time-based awards vest 1/3 on April 6, 2017, 1/3 on April 6, 2018, and 1/3 on April 6, 2019.

(4) The April 20, 2016 annual performance awards vest based on a single 2-year performance period following the compensation committee’s determination of our achievement of specified revenue, EBITDA, and relative TSR targets for the period from February 1, 2016 through January 31, 2018, but no earlier than April 6, 2018 with respect to two-thirds of the earned units and no earlier than April 6, 2019 with respect to the remaining one-third of the earned units. The table reflects the number of shares earned based on the completion of the performance period as of January 31, 2018. Two-thirds of this amount vested on April 6, 2018 and one-third of this amount will vest on April 6, 2019.
(5) The April 20, 2017 time-based awards vest 1/3 on April 12, 2018, 1/3 on April 12, 2019, and 1/3 on April 12, 2020.
(6) The April 20, 2017 annual performance awards vest one-third in each based on revenue, EBITDA and relative TSR targets. Revenue and EBITDA shares vest based on a 2-year performance period following the compensation committee’s determination of our achievement of specified revenue and EBITDA targets for the period from February 1, 2017 through January 31, 2019, but no earlier than April 12, 2019. The relative TSR shares vest based on a 3-year performance period following the compensation committee’s determination of our achievement of a specified relative TSR target for the period from February 1, 2017 through January 31, 2020, but no earlier than April 12, 2020. The table excludes shares eligible to be earned in excess of the target level based on the overachievement of the applicable performance goals.
(7) Includes time-based awards and performance-based awards for which the performance goals had been established by the compensation committee as of January 31, 2018.
(8) Includes performance-based awards for which the performance goals had not yet been established by the compensation committee as of January 31, 2018, if any.
Option Exercises and Stock Vesting During FYE 18
The following table sets forth information regarding option exercises and stock award vestings for our officers during FYE 18. The value realized on exercise of stock options is calculated by multiplying the number of options being exercised by the spread between the exercise price and the market price of our common stock at the time of exercise. The value of stock awards realized on vesting is calculated by multiplying the number of shares vesting by the closing price of our common stock on the vesting date. See “—Outstanding Equity Awards at January 31, 2018” above for the vesting schedule of outstanding awards.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Dan Bodner	—	—	81,305	3,277,526
Douglas Robinson	—	—	15,738	634,212
Elan Moriah	—	—	18,114	730,026
Peter Fante	—	—	14,173	571,136
As discussed above, a significant majority of the pay opportunity of each officer comes in the form of equity awards, 50% (or more) of which are generally performance-based. Even if all of such grants are earned at (or above) 100% in a given year, because the value of these awards depends on our stock price - which may be volatile - the officer’s pay opportunity at the time of grant (as reflected in the Summary Compensation table) may be significantly higher (or lower) than the value at the time of vesting. Moreover, the value of the award at vesting (as reflected in the table above) may not correspond to the officer’s “take-home” pay unless the shares are actually sold at the time of vesting. To the extent the officer chooses to hold such shares, including as a result of our stock ownership guidelines, the value of such awards continues to fluctuate with the market (and in alignment with our investors), which in turn may significantly diverge from the value at the time of vesting.

Executive Officer Severance Benefits and Change in Control Provisions
As of the date of this proxy statement, each of our officers is party to an employment agreement with us. The material terms of the officer employment agreements are summarized below. This is not a complete summary of the officer employment agreements.
Provisions of Executive Officer Agreements
Each of the employment agreements with our officers provides for an annual base salary and a performance-based bonus target.
Severance or Advance Notice Not in Connection with a Change in Control
In the event of an involuntary termination of employment (a termination without cause or a resignation for good reason) not in connection with a change in control, the executive officers are, subject to their execution of a release and continued compliance with the restrictive covenants described below, entitled to specified amounts of severance and/or minimum amounts of advance notice.
Our executive officers, other than Mr. Bodner, are entitled to 12 months of severance consisting of base salary and reimbursement of health insurance premiums.
Mr. Bodner is entitled to a 60 day advance notice period (during which all of his regular compensation and benefits would be payable) and 18 months of severance consisting of base salary, reimbursement of health insurance premiums, continuation of his professional advice allowance, and access to his company-leased vehicle.
In the event of an involuntary termination, each executive officer, other than Mr. Bodner, is also entitled to a pro-rated portion of his annual bonus for such year plus an amount equal to 100% of his average annual bonus measured over the last three years. Mr. Bodner’s agreement provides for a pro-rated portion of his annual bonus for such year plus an amount equal to 150% of his target bonus.
Severance in Connection with a Change in Control
In the event of an involuntary termination of employment in connection with a change in control, in lieu of the salary severance and bonus severance described above, each of the executive officers is entitled to enhanced cash severance equal to the sum of 1.5 times his base salary and target bonus, plus a pro-rated target bonus for the year of termination, or in the case of Mr. Bodner, 2.5 times the sum of his base salary and target bonus, plus a pro-rated target bonus for the year of termination. Other payments or benefits triggered by a termination event, such as advance notice or reimbursement of health insurance premiums, would continue to apply on the same basis as described in the preceding section.
Equity
Other than in the case of Mr. Bodner, the agreements do not provide for equity acceleration in the case of an involuntary termination not in connection with a change in control. In the event of an involuntary termination of employment in connection with a change in control, each of the employment agreements provides for acceleration of all unvested equity awards. Each of the agreements also provides that all of the executive officer’s outstanding equity awards will become fully vested if not assumed in connection with a change in control.
Other Provisions
Each of the employment agreements provides for customary restrictive covenants, with a restricted period ranging from 12 to 24 months, including a non-compete, a non-solicitation of customers and employees, and an indefinite non-disclosure provision. Each agreement also contains a clawback provision which allows us to recoup from the officer, or cancel, a portion of the officer’s incentive compensation (including bonuses and equity awards) for a particular year if we are required to restate our financial statements for that year due to material noncompliance with any financial reporting requirement under the U.S. securities laws as a result of the officer’s misconduct. The clawback applies from and after the year in which the employment agreement was first signed to performance-based awards made during the term of the agreement which were paid based on the results required to be restated. The amount to be recovered or forfeited is the amount by which the incentive compensation in the year in question exceeded the amount that would have been awarded had the financial statements originally been filed as restated. Our Amended and Restated 2015 Long-Term Stock Incentive Plan also allows for the cancellation or forfeiture of an award, or the repayment of any gain related to an award, if an officer engages in activity detrimental to our company. Each of our executive officers is also entitled to a gross-up for any excise taxes he may become subject to in connection with a change in control. The terms “cause”, “good reason”, and “change in control” are defined in the forms of employment agreements.

Potential Payments Upon Termination or Change in Control (CIC)
The table below outlines the potential payments and benefits that would have become payable by us to our officers in the event of certain triggering events, assuming that the relevant event occurred on January 31, 2018. In reviewing the table, please note the following:

•
The table does not include amounts that would be payable by third parties where we have no continuing liability at the time of the triggering event, such as amounts payable under private insurance policies, government insurance such as social security, or 401(k) or similar defined contribution retirement plans.

•
Except as noted in the following bullet, the table does not include payments or benefits that are available generally to all salaried employees in the country in which the executive officer is employed and do not discriminate in scope, terms, or operation in favor of our executive officers or directors, such as short-term disability payments or payment for accrued but unused vacation.

•
The table includes all severance or notice payments for which we are financially responsible at the time of the triggering event, even if such payments are available generally to all salaried employees in the country in which the executive officer is employed and do not discriminate in scope, terms, or operation in favor of our executive officers or directors.

•	The value of equity awards in the table below is based on the closing price of our common stock on the last trading day in the year ended January 31, 2018 ($41.75 on January 31, 2018).

•
The table assumes that in connection with a change in control in which the executive officer is not terminated, all of such executive officer’s unvested equity is assumed (and is therefore not accelerated).

•
The table assumes that in the event an executive officer becomes disabled, he becomes eligible for benefits under our long-term disability insurance within six months of the occurrence of such disability.

•	Except with respect to tax gross-up amounts to which the executive officers may be entitled, all amounts are calculated on a pre-tax basis.

	Salary Continuation Value ($)	Pro Rata Bonus ($) (1)	Additional Bonus ($) (2)	Accelerated Equity Awards ($) (3)	Health Benefits (present insurance coverage value) ($) (4)	Other Benefits ($)	280G Tax Gross up ($)	Total ($)

Dan Bodner
Death	—	800,222	—	—	70,828	43,595	—	914,645
Disability	377,500	800,222	—	—	23,609	43,595	—	1,244,926
Resignation for Good Reason/Involuntary Termination without Cause	1,132,500	800,222	1,224,000	13,911,434	70,828	43,595	—	17,182,579
Resignation for Good Reason/Involuntary Termination without Cause in Connection with CIC	1,887,500	816,000	2,040,000	13,911,434	70,828	43,595	—	18,769,357
Douglas Robinson
Death	—	283,412	—	—	47,000	—	—	330,412
Disability	217,813	283,412	—	—	23,500	—	—	524,725
Resignation for Good Reason/Involuntary Termination without Cause	435,625	283,412	261,659	—	47,000	—	—	1,027,696
Resignation for Good Reason/Involuntary Termination without Cause in Connection with CIC	653,438	289,000	433,500	2,559,734	47,000	—	—	3,982,672
Elan Moriah
Death	—	294,199	—	—	47,218	—	—	341,417
Disability	217,813	294,199	—	—	23,609	—	—	535,621
Resignation for Good Reason/Involuntary Termination without Cause	435,625	294,199	263,328	—	47,218	—	—	1,040,370
Resignation for Good Reason/Involuntary Termination without Cause in Connection with CIC	653,438	300,000	450,000	3,171,915	47,218	—	—	4,622,571
Peter Fante
Death	—	216,727	—	—	46,640	—	—	263,367
Disability	199,875	216,727	—	—	23,320	—	—	439,922
Resignation for Good Reason/Involuntary Termination without Cause	399,750	216,727	200,092	—	46,640	—	—	863,209
Resignation for Good Reason/Involuntary Termination without Cause in Connection with CIC	599,625	221,000	331,500	2,446,634	46,640	—	—	3,645,399
(1) For each officer, in the case of death, disability or resignation for good cause/involuntary termination without cause, the pro-rata bonus reflects the actual bonus awarded for FYE 18 (notwithstanding that the formal determination of bonuses did not occur until after the end of the year).
For each officer, for a CIC termination, the pro-rata bonus reflects the officer’s target bonus for FYE 18.
(2) For each officer other than Mr. Bodner, in the case of a non-CIC termination, the additional bonus reflects 100% of the average annual bonus awarded for the three-year period ended January 31, 2018 (notwithstanding that the formal determination of bonuses for FYE 18 did not occur until after the end of the year). For Mr. Bodner, in the case of a non-CIC termination, the additional bonus reflects 150% of his target bonus for FYE 18.
For each officer other than Mr. Bodner, for a CIC termination, the additional bonus reflects 150% of the officer’s target bonus for FYE 18. For Mr. Bodner, for a CIC termination, the additional bonus reflects 250% of the target bonus for FYE 18.
(3) For equity awards other than stock options, value is calculated as the closing price of our common stock on the last trading day in the year ended January 31, 2018 ($41.75 on January 31, 2018) times the number of shares accelerating. Shares accelerating includes the target number of performance shares for the January 31, 2018 performance period (not the number of shares calculated to be earned based on the completion of the performance period as of January 31, 2018, as in the Outstanding Equity Awards table) as well as for performance periods that had not yet been completed as of January 31, 2018. The officers did not hold any unvested stock options as of January 31, 2018.
(4) Amounts shown represent the actual cost of the contractually agreed number of months of COBRA payments, including applicable income taxes.

Pay Ratio Disclosure

Under Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are required to provide the ratio of the annual total compensation of our Chief Executive Officer, Mr. Bodner, to the annual total compensation of the median compensated employee of the Company and its consolidated subsidiaries, excluding Mr. Bodner (the “median employee”).
For the year ended January 31, 2018, our last completed fiscal year:

•	The annual total compensation of our median employee was $90,371.

•	Mr. Bodner’s annual total compensation, as reported in the Summary Compensation Table above, was $8,251,402.

•
Based on this information, the ratio of the annual total compensation of Mr. Bodner to the median annual total compensation of all other employees of the Company and its consolidated subsidiaries was estimated to be 91 to 1.

For purposes of identifying our median employee, we used our worldwide employee population as of November 1, 2017 (the “Determination Date”), which consisted of 4,559 total employees, of which 1,829 were located in the United States and 2,730 were located outside of the United States. We used the sum of total base pay and target bonus, in each case, as of the Determination Date, plus the grant date fair value of equity awards, if any, granted from February 1, 2017 to October 17, 2017, as our compensation measure that we consistently applied to all employees. We annualized the compensation of all permanent full-time and part-time employees who were hired by the Company and its consolidated subsidiaries between February 1, 2017 and the Determination Date and we applied an exchange rate as of the Determination Date, to convert all international currencies into U.S. dollars.
We determined the annual total compensation of our median employee in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, as required pursuant to the SEC executive compensation disclosure rules. We converted all such compensation denominated in international currencies into U.S. dollars based on an average exchange rate from February 1, 2017 through January 31, 2018.
The foregoing pay ratio disclosure is a reasonable estimate calculated in a manner consistent with SEC rules for identifying the median employee and calculating the pay ratio based on our payroll and employment records and the methodology described above. These rules permit companies to employ a wide range of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratios reported by other companies may not be comparable to the pay ratio reported above, as other companies may have utilized different permitted methodologies, exclusions, estimates and or assumptions, and may have significantly different work force structure from ours.

DIRECTOR COMPENSATION
The Board is responsible for establishing director compensation arrangements based on recommendations from the compensation committee.
Our practice is not to separately compensate any non-independent directors that sit on our Board. Mr. Bodner was the only non-independent director on our Board during FYE 18 and he was not compensated for his service on the Board, either as a member of the Board or, more recently, as the chairman of the Board.
Our compensation package for independent directors is designed to provide competitive compensation necessary to attract and retain high quality independent directors. The compensation committee annually reviews our independent director compensation arrangements based on market studies or trends and from time to time engages its independent compensation consultant to prepare a customized peer group analysis.
The compensation committee did not recommend any changes to our independent director compensation arrangements for FYE 18, other than the introduction of a $25,000 per year fee for the lead independent director in tandem with the establishment of such role. Apart from the introduction of this new fee for the lead independent director, our director compensation package has not changed since 2014.
The following summarizes the compensation package for our independent directors for FYE 18:

•	An annual equity grant with a value of $200,000, subject to one-year vesting;

•	$50,000 annual cash retainer;

•	No per-meeting fees; and

•	Annual Board and committee chairperson and membership fees as set forth below:

	Committee Membership Fee	Chairperson or Lead Independent Director Fee (paid in lieu of membership fee for committee chairpersons)
Board of Directors	N/A	$25,000 (for lead independent director)
Audit Committee	$15,000	$27,000
Compensation Committee	$10,000	$20,000
Corporate Governance & Nominating Committee	$6,000	$12,500

Director Compensation for FYE 18
The following table summarizes the cash and equity compensation earned by each member of the Board for service as a director during FYE 18.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Total ($)
	(1)	(2),(3)	(2)
Dan Bodner	—	—	—	—
Victor DeMarines (4)	76,179	199,994	—	276,173
John Egan	76,916	199,994	—	276,910
Penelope Herscher (5)	42,773	166,662	—	209,435
William Kurtz	75,382	199,994	—	275,376
Larry Myers (6)	27,230	199,994	—	227,224
Richard Nottenburg	70,000	199,994	—	269,994
Howard Safir	81,000	199,994	—	280,994
Earl Shanks	75,000	199,994	—	274,994
(1) Represents amount earned for service as a director during FYE 18 regardless of the year of payment.
(2) Reflects the aggregate grant date fair value computed in accordance with applicable accounting standards.
(3) On April 20, 2017, each of each of Messrs. DeMarines, Egan, Kurtz, Myers, Nottenburg, Safir and Shanks received an award of 5,076 RSUs in respect of service on the Board for FYE 18, which vested on April 12, 2018. The grant date fair value of these awards is based on the $39.40 closing price of our common stock on the April 20, 2017 grant date.
(4) In connection with Mr. DeMarines’ death on August 30, 2017, the Board waived the forfeiture of his 5,076 unvested RSUs and accelerated their vesting to August 31, 2017.
(5) Ms. Herscher joined the Board on April 1, 2017. On April 20, 2017, Ms. Herscher received a pro-rated equity award of 4,230 RSUs in respect of her partial year of service on the Board for FYE 18, which award vested on April 12, 2018. The grant date fair value of this award is based on the $39.40 closing price of our common stock on April 20, 2017.
(6) Mr. Myers retired from the Board in connection with the June 2017 annual meeting, but remained a consultant to the Company until April 30, 2018.
The following table summarizes the aggregate number of unvested stock options and unvested shares of restricted stock or restricted stock units held by each member of our Board (granted for service as a director) as of January 31, 2018.

Name	Unvested Options	Unvested Stock Awards

Dan Bodner	—	—
Victor DeMarines	—	—
John Egan	—	5,076
Penelope Herscher	—	4,230
William Kurtz	—	5,076
Larry Myers	—	5,076
Richard Nottenburg	—	5,076
Howard Safir	—	5,076
Earl Shanks	—	5,076

Other Director Compensation Information
All directors are eligible to be reimbursed for their out-of-pocket expenses in attending meetings of the Board or of committees of the Board.
Our Board has adopted stock ownership guidelines for our executive officers and non-employee directors. Non-employee directors are required to hold equity equal to five times their annual cash retainer. Our directors are also subject to our insider trading policy and an additional policy prohibiting hedging and pledging transactions. See “—Compensation Discussion and Analysis—Stock Ownership Guidelines and Other Policies.”

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
No executive officer has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of our Board or compensation committee. None of the members of the compensation committee is or has ever been a Verint officer or employee. During FYE 18, no member of the compensation committee had any direct or indirect material interest in a transaction or business relationship with us that would require disclosure under the rules of the SEC relating to disclosure of related party transactions.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table and accompanying footnotes show information regarding the beneficial ownership of our common stock as of April 30, 2018 (the “Reference Date”) by:

•	each person (or group within the meaning of Section 13(d)(3) of the Exchange Act) who is known by us to beneficially own 5% or more of our common stock as of the Reference Date;

•	each member of our Board and each of our named executive officers; and

•	all members of our Board and our executive officers as a group.
As used in this table, “beneficial ownership” means the sole or shared power to vote or direct the voting or to dispose or direct the disposition of any equity security.

•	A person is deemed to be the beneficial owner of securities that he or she has the right to acquire within 60 days from the Reference Date through the exercise of any option, warrant, or right.

•
Shares of our common stock subject to options, warrants, or rights which are currently exercisable or exercisable within 60 days are deemed outstanding for computing the ownership percentage of the person holding such options, warrants, or rights, but are not deemed outstanding for computing the ownership percentage of any other person.

•	The amounts and percentages are based upon 64,012,017 shares of common stock outstanding as of the Reference Date.

•	The foregoing outstanding share number includes employee equity awards that have been settled but excludes awards that are vested but not yet delivered (if any).

•	The table below, however, includes awards that have vested or will vest within 60 days of the Reference Date even if the underlying shares have not yet been delivered.

Name of Beneficial Owner	Class	Number of Shares Beneficially Owned (1)		Percentage of Total Shares Outstanding

Principal Stockholders:

The Vanguard Group, Inc.	Common	5,368,183	(2)	8.4%
100 Vanguard Boulevard
Malvern, PA 19355

BlackRock, Inc.	Common	5,274,351	(3)	8.2%
55 East 52nd Street
New York, NY 10055

Directors and Executive Officers:
Dan Bodner	Common	546,334	(4)	*
Douglas Robinson	Common	151,591	(5)	*
Peter Fante	Common	26,158	(6)	*
Elan Moriah	Common	89,900	(7)	*
John Egan	Common	24,257		*
Penelope Herscher	Common	2,538		*
William Kurtz	Common	4,820		*
Richard Nottenburg	Common	18,178		*
Howard Safir	Common	26,537		*
Earl Shanks	Common	28,249		*

All executive officers and directors as a group (ten persons)		918,562		1.4%

* Less than 1%.

(1)
Unless otherwise indicated and except pursuant to applicable community property laws, to our knowledge, each person or entity listed in the table above has sole voting and investment power with respect to all shares listed as owned by such person or entity.

(2)
As reported in the Schedule 13G filed with the SEC on February 9, 2018 by The Vanguard Group, Inc. (“Vanguard”), Vanguard has sole voting power over 78,004 shares of Verint common stock, shared voting power over 7,233 shares of Verint common stock, sole dispositive power over 5,287,755 shares of Verint common stock, and shared dispositive power over 80,428 shares of Verint common stock.

(3)
As reported in the Schedule 13G filed with the SEC on January 23, 2018 by BlackRock, Inc. (“BlackRock”), BlackRock has sole voting power over 5,067,464 shares of Verint common stock, and sole dispositive power over 5,274,351 shares of Verint common stock.

(4)	Includes 435,001 fully vested shares of Verint common stock and 111,333 fully vested restricted stock units which have not been delivered as of the Reference Date.

(5)	Includes 130,643 fully vested shares of Verint common stock and 20,948 fully vested restricted stock units which have not been delivered as of the Reference Date.

(6)	Includes 6,603 fully vested shares of Verint common stock and 19,555 fully vested restricted stock units which have not been delivered as of the Reference Date.

(7)	Includes 64,947 fully vested shares of Verint common stock and 24,953 fully vested restricted stock units which have not been delivered as of the Reference Date.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act, requires our directors, executive officers, and persons who beneficially own more than 10% of a registered class of our equity securities, to file initial reports of ownership on Form 3 and reports of changes in ownership on Forms 4 or 5 with the SEC. Such officers, directors and 10% stockholders also are required by SEC rules to furnish us with copies of all Section 16(a) reports they file.
Based solely on a review of the copies of such reports furnished to us, or written representations that no reports were required, we believe that during the year ended January 31, 2018, our directors, executive officers, and 10% stockholders complied with all filing requirements. Due to a recently discovered administrative error, a Form 4 related to the grant of 1,775 restricted stock units to Mr. Kurtz on November 30, 2016 was filed on April 24, 2018.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
Under our audit committee charter, all related-party transactions (as described in Item 404 of Regulation S-K and relevant SEC and stock exchange rules) other than director and officer compensation arrangements approved by the full Board or the compensation committee must be approved in advance by our audit committee. In addition to the requirements of our audit committee charter, we have a written policy regarding the approval of related-party transactions. Such policy provides that any related-party transaction, which includes any financial transaction, arrangement, or relationship between us and a related party, or any series of similar transactions, arrangements, or relationships between us and a related party, where the aggregate amount involved will or is expected to exceed $120,000 in any fiscal year and the related party has or will have a direct or indirect material interest, must be described in writing and submitted to our Chief Compliance Officer prior to the transaction. Such proposed related-party transaction must be reviewed by our Chief Compliance Officer and/or Chief Financial Officer and must be submitted to our audit committee for its review and approval. Our Chief Compliance Officer, Chief Financial Officer, and audit committee will consider several factors in their review, including the fairness of the terms of the transaction, the role of the related party in the transaction, and whether the transaction could have an effect on the status of any director or director nominees as an independent director under applicable rules. The audit committee has reviewed and approved all of the agreements and transactions referred to in this section.
The following summarizes arrangements that were in effect during FYE 18.
CTI Merger Agreement
On August 12, 2012, we entered into an agreement and plan of merger (the “CTI Merger Agreement”) with our former majority stockholder, Comverse Technology, Inc. (“CTI”), providing for our acquisition of CTI (the “CTI Merger”). The CTI Merger was completed on February 4, 2013. At the closing of the CTI Merger, approximately 28.6 million newly issued shares of our common stock were exchanged for approximately 220.0 million issued and outstanding shares of CTI common stock. In addition, the 16.2 million shares of our common stock and all shares of our preferred stock held by CTI at the time of the CTI Merger were canceled.
Comverse Share Distribution Agreement
On October 31, 2012, prior to the closing of the CTI Merger, CTI completed the Comverse share distribution in which it distributed all of the outstanding shares of common stock of its former subsidiary, Comverse, Inc., to CTI’s shareholders. As a result of the Comverse share distribution, Comverse, Inc. became an independent company and ceased to be a wholly owned subsidiary of CTI. As of February 28, 2017, Mavenir Inc. became successor-in-interest to Comverse, Inc.
In connection with the Comverse share distribution, Comverse and CTI entered into a Distribution Agreement, dated as of October 31, 2012 (the “Distribution Agreement”). We were a third-party beneficiary of that agreement and assumed CTI’s rights and obligations under that agreement in connection with the CTI Merger. The Distribution Agreement sets forth the agreement between CTI and Comverse regarding the principal transactions necessary to separate Comverse from CTI. It also sets forth other agreements that govern certain aspects of CTI’s relationship with Comverse following the completion of the Comverse share distribution and provides certain indemnities to CTI and its affiliates (including us) related to the CTI Merger Agreement, the Comverse share distribution and the Comverse business.
Comverse agreed to broad releases pursuant to which it released CTI and its affiliates, successors and assigns from, and indemnified and held harmless all such persons against and from, any claims against any of them arising out of or relating to the management of Comverse’s business, certain events that took place prior to the Comverse share distribution, the Comverse share distribution, the terms of the Distribution Agreement and the other agreements entered into in connection with the Comverse share distribution, Comverse’s post-share distribution certificate of incorporation and bylaws, and any other decision made or action taken relating to Comverse. The releases did not extend to obligations or liabilities under any agreements between CTI and Comverse that remained in effect following the Comverse share distribution.
CTI and Comverse also agreed to indemnify each other and each of their respective affiliates and representatives, and each of the heirs, executors, successors and assigns of such representatives, against certain liabilities in connection with their respective businesses and any breach by such party of the Distribution Agreement. These respective indemnity obligations under the Distribution Agreement are not subject to time limitation.
In addition, Comverse agreed to indemnify CTI and its affiliates (including us) against certain losses that may arise as a result of the CTI Merger and the Comverse share distribution. Certain of these indemnification obligations are capped at $25.0 million and certain are uncapped. Specifically, the capped indemnification obligations include indemnifying us against losses stemming from breaches by CTI of representations, warranties and covenants made to us in the CTI Merger Agreement and for any liabilities of CTI that were known by CTI but not included on the net worth statement delivered to us at the closing of the CTI Merger. Comverse’s uncapped indemnification obligations include indemnifying us against liabilities relating to Comverse’s business; claims by any shareholder or creditor of CTI related to the Comverse share distribution, the CTI Merger or related transactions or disclosure documents; certain claims made by employees or former employees of CTI and any claims made by employees and former employees of Comverse; any failure by Comverse to perform under any of the agreements entered into in connection with the Comverse share distribution; claims related to CTI’s ownership or operation of Comverse; claims related to the disposition of CTI’s ownership interest in Starhome B.V.; certain retained liabilities of CTI that were not reflected on or reserved against on the net worth statement delivered to us by CTI at the closing of the CTI Merger; and claims arising out of the exercise of appraisal rights by a CTI shareholder in connection with the Comverse share distribution. Comverse also assumed all pre-Comverse share distribution tax obligations of each of Comverse and CTI.

AUDIT MATTERS
Audit Committee Pre-Approval Procedures
The audit committee of our Board is directly responsible for the appointment, oversight, and evaluation of our independent registered public accounting firm. In accordance with the audit committee’s charter, it must approve, in advance of the service, all audit and permissible non-audit services to be provided by our independent registered public accounting firm and establish policies and procedures for the engagement of the outside auditor to provide audit and permissible non-audit services. Our independent registered public accounting firm may not be retained to perform non-audit services specified in Section 10A(g) of the Exchange Act.
The audit committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report any pre-approval decisions to the audit committee at its next scheduled meeting.
The audit committee appointed Deloitte & Touche LLP as our auditors for FYE 18 and FYE 17. Deloitte & Touche LLP has advised the audit committee that they are independent accountants with respect to Verint, within the meaning of standards established by the American Institute of Certified Public Accountants, the Public Company Accounting Oversight Board, the Independence Standards Board and federal securities laws administered by the SEC.
In conjunction with our management, the audit committee regularly reviews the services and fees from our independent registered public accounting firm. Our audit committee has determined that the providing of certain non-audit services, as described below, is compatible with maintaining the independence of Deloitte & Touche LLP.
In addition to performing the audit of our consolidated financial statements, Deloitte & Touche LLP provided various other services during FYE 18 and FYE 17. Our audit committee has determined that these services did not impair Deloitte & Touche LLP’s independence from Verint.
Fees of Independent Registered Public Accountants
During FYE 18 and FYE 17, we retained Deloitte & Touche LLP to provide professional services in the following categories and amounts:

	Year Ended January 31,
(in thousands)	2018	2017
Audit fees (1)	$3,815	$4,144
Audit-related fees (2)	176	66
Tax fees (3)	37	22
All other fees (4)	5	—
Total fees	$4,033	$4,232
(1) “Audit fees” include fees for audit services principally related to the year-end examination and the quarterly reviews of our consolidated financial statements, consultation on matters that arise during a review or audit, review of SEC filings, audit services performed in connection with our acquisitions, and statutory audit fees.
(2) “Audit-related fees” include fees which are for assurance and related services other than those included in Audit fees.
(3) “Tax fees” include fees for tax compliance and advice.
(4) “All other fees” include fees for all other non-audit services.

REPORT OF THE AUDIT COMMITTEE
Role of the Audit Committee
The primary purpose of the audit committee is to assist the Board in its general oversight of Verint’s financial reporting process, including its internal controls and audit functions, as well as oversight of the Code of Business Conduct and Ethics for Senior Officers and the Code of Conduct for all employees. The responsibilities of the audit committee are more fully described in its charter, which can be found on our website at https://www.verint.com/investor-relations/corporate-governance/corporate-governance-policies/index.html. One of the audit committee’s key responsibilities, as reflected in its charter, is to select, compensate, evaluate, and, when appropriate, replace Verint’s independent registered public accounting firm. The audit committee has the authority to engage its own outside advisers, including experts in particular areas of accounting, as it determines appropriate, apart from counsel or advisers hired by management.
Review of Verint’s Audited Financial Statements for FYE 18
Management is primarily responsible for the preparation, presentation, and integrity of Verint’s financial statements. The audit committee reviews Verint’s financial statements on a quarterly and annual basis, and in connection with these reviews, it discusses Verint’s financial statements with management and the independent registered public accounting firm. The audit committee has reviewed Verint’s audited financial statements for FYE 18 and discussed them with management. In March 2018, the audit committee reviewed Verint’s audited financial statements and footnotes for inclusion in Verint’s Annual Report on Form 10-K for FYE 18. Based on this review and prior discussions with management and the independent registered public accountants as described below, the audit committee recommended to the Board that Verint’s audited financial statements be included in its Annual Report on Form 10-K for FYE 18 for filing with the SEC.
Review and Discussions with the Independent Registered Public Accounting Firm
Verint’s independent registered public accounting firm, Deloitte & Touche LLP, is responsible for performing an independent audit of the consolidated financial statements of Verint, expressing an opinion on the conformity of those financial statements with generally accepted accounting principles, and auditing and expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Deloitte & Touche LLP is also responsible for performing a review of Verint’s quarterly financial results, which are published in our earnings releases and Forms 10-Q.
The audit committee has discussed with Deloitte & Touche LLP the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, issued by the Public Company Accounting Oversight Board, or PCAOB, regarding the independent registered public accounting firm’s judgments about the quality of Verint’s accounting principles as applied in its financial reporting. The audit committee has also received written disclosures and the letter from Deloitte & Touche LLP required by PCAOB Rule 3526 and has discussed with Deloitte & Touche LLP its independence, including considering whether the independent registered public accounting firm’s provision of non-audit services to Verint is compatible with the independent registered public accounting firm’s independence.
The audit committee discussed with Verint’s independent registered public accounting firm the overall scope and plans for its audit. The audit committee met with the independent registered public accounting firm to discuss the results of its examinations, the evaluations of Verint’s internal controls, and the overall quality of Verint’s financial reporting. The audit committee also met in private sessions with the independent registered public accounting firm at certain of its meetings, without management present, to discuss financial management, accounting, and internal control issues.
Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board approved, that our annual audited consolidated financial statements be included in our Annual Report on Form 10-K for the period ended January 31, 2018, for filing with the SEC.

Audit Committee:

William Kurtz, Chair
Howard Safir
Earl Shanks

QUESTIONS AND ANSWERS ABOUT THE 2018 ANNUAL MEETING
Although we encourage you to read this proxy statement in its entirety, we include this question and answer section to provide some background information and brief answers to several questions you might have about the 2018 Annual Meeting.
Q: Why am I receiving these materials?
A: The Board is providing these proxy materials to you in connection with its solicitation of your proxy to vote at the 2018 Annual Meeting because you were a holder of Verint Systems Inc. common stock as of the close of business on April 30, 2018 (the “Record Date”) and are entitled to vote at the 2018 Annual Meeting. As of the Record Date, there were 64,012,017 shares of our common stock outstanding. This proxy statement summarizes the information you need to know to vote on the proposals expected to be presented at the 2018 Annual Meeting.
Q: What are the proposals and the voting recommendations of the Board?
A: The proposals to be considered, and the recommendation of the Board on each, are as follows:

•	FOR each of the director nominees (Proposal No. 1);

•	FOR ratification of the appointment of Deloitte & Touche LLP as Verint’s independent registered public accounting firm for the year ending January 31, 2019 (Proposal No. 2); and

•	FOR approval, on a non-binding, advisory basis, of the compensation of the named executive officers as disclosed in this proxy statement (Proposal No. 3).
Q: What vote is required to approve each proposal?
A: So long as there is a quorum, the voting requirement for each of the proposals is as follows:

•
Proposal No. 1 - Election of Directors - in order for a nominee to be elected, such nominee must receive a plurality of votes of the shares present in person or represented by proxy at the 2018 Annual Meeting and entitled to vote on the election of directors. That means the seven nominees receiving the highest number of votes will be elected. This is not considered a routine matter and banks, brokers, or other nominees may not vote without instructions from the stockholder. Because directors need only be elected by a plurality of the vote, abstentions, broker non-votes, and withheld votes will not affect whether a particular nominee has received sufficient votes to be elected. However, under our director resignation policy, any nominee for director who, in an uncontested election, fails to receive more votes “for” his or her election than “withheld” must promptly tender his or her resignation for consideration by the corporate governance & nominating committee and subsequently by the Board. Our director resignation policy is available on our website at https://www.verint.com/investor-relations/corporate-governance/corporate-governance-policies/index.html

•
Proposal No. 2 - Ratification of independent registered public accountants - the proposal for the ratification of the appointment of Deloitte & Touche LLP as Verint’s independent registered public accountants for the year ending January 31, 2019 requires approval by the vote of the holders of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote. This is considered a routine matter on which banks, brokers, or other nominees may vote if no instructions are provided by the stockholder, however, abstentions will count as votes against this proposal.

•
Proposal No. 3 - Approval of the compensation of the named executive officers - the advisory vote to approve the compensation of the named executive officers as disclosed in this proxy statement requires approval by the vote of the holders of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote. This is not considered a routine matter and banks, brokers, or other nominees may not vote without instructions from the stockholder. Broker non-votes will not affect whether this proposal is approved, however, abstentions will count as votes against this proposal.

Q: How many votes do I have?
A: Each share of common stock that you owned at the close of business on the Record Date is entitled to one vote. These shares include:

•	shares held directly in your name as the “stockholder of record”; and

•	shares held for you as the beneficial owner through a broker, bank, or other nominee in “street name”.

Q: What is the difference between holding shares as a stockholder of record and as a beneficial owner?
A: Most of our stockholders hold their shares through a broker, bank, or other nominee (beneficial ownership) rather than directly in their own name (record ownership). As summarized below, there are some distinctions between shares held of record and those owned beneficially.

•
Stockholder of Record: If your shares are registered directly in your name with our transfer agent, Broadridge Corporate Issuer Solutions, Inc., you are considered the stockholder of record, and the Notice is being sent directly to you by us. As the stockholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the 2018 Annual Meeting without further authorization from a third party.

•
Beneficial Owner: If your shares are held in a stock brokerage account, by a bank, or other nominee, you are considered the beneficial owner of shares held in street name by such third party, and the Notice is being forwarded to you by your broker, bank, or their nominee. As the beneficial owner, you have the right to direct your broker, bank, or other nominee on how to vote your shares and you are also invited to attend the 2018 Annual Meeting. Since you are not the stockholder of record, however, you may not vote these shares in person at the 2018 Annual Meeting unless you obtain a legal proxy from the record holder (your broker, bank, or other nominee). You may vote shares beneficially held by you as set out in the voting instruction card you receive from your broker, bank, or other nominee.

Q: How do I vote?
A: If you wish to vote your shares in person and you hold shares as the stockholder of record, you may come to the 2018 Annual Meeting and cast your vote there. However, if you are a beneficial owner and you wish to vote your shares in person, you must bring a legal proxy from the record holder of your shares (your broker, bank, or other nominee) indicating that you were the beneficial owner of the shares on the Record Date. In either case, you should also bring a valid photo identification to the meeting.
If you wish to vote your shares without attending the meeting, you may do so in one of the following ways:

•
Internet. If you hold shares as the stockholder of record, you can submit a proxy over the Internet to vote those shares at the 2018 Annual Meeting by accessing the website shown on the proxy card you received from us and following the instructions provided. If you are a beneficial owner of shares, your broker, bank, or other nominee may or may not permit you to provide them with instructions over the Internet for how to vote your shares; please refer to the instructions provided by your broker, bank, or other nominee on the voting instruction card you received from your broker, bank or other nominee.

•
Telephone. If you hold shares as the stockholder of record, you can submit a proxy over the telephone to vote your shares by following the instructions provided in the Notice you received from us, or if you received a printed version of the proxy materials by mail, by following the instructions provided with the proxy card you received from us. If you are a beneficial owner of shares, your broker, bank or other nominee may or may not permit you to provide them with instructions over the phone for how to vote your shares; please refer to the instructions provided by your broker, bank or other nominee on the voting instruction card you received from your broker, bank, or other nominee.

•
Mail. You may submit a proxy or voting instructions by mail to vote your shares at the 2018 Annual Meeting. Please mark, date, sign, and return the proxy card or voting instruction card enclosed with the proxy materials you received from us or from your broker, bank or other nominee in the mail.

Q: Why did I receive a notice in the mail regarding the Internet availability of proxy materials this year instead of printed paper proxy materials?
A: We are permitted to furnish proxy materials, including this proxy statement and our Annual Report on Form 10-K for the year ended January 31, 2018, to our stockholders by providing access to such documents on the Internet instead of mailing printed copies. Most stockholders will not receive printed copies of the proxy materials unless they request them. Instead, the Notice, which was mailed to most of our stockholders, will instruct you as to how you may access and review all of the proxy materials on the Internet. The Notice also instructs you as to how you may submit your proxy on the Internet. If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice. Any request to receive proxy materials by mail or email will remain in effect until you revoke it.
Q: Why did I receive printed paper proxy materials in the mail instead of a Notice regarding the Internet availability of proxy materials?
A: We are providing stockholders who have previously requested to receive paper copies of the proxy materials with paper copies of the proxy materials instead of a Notice. If you would like to reduce the environmental impact and the costs incurred by us in mailing printed proxy materials, you may elect to receive all future proxy materials electronically via email or the Internet. To sign up for electronic delivery, please follow the instructions for voting using the Internet that are provided with your proxy materials and on your proxy card or voting instruction card and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years. Alternatively, you can go to https://enroll.icsdelivery.com/vrnt and enroll for Internet delivery of annual meeting and proxy voting materials.
Q: What does it mean if I receive more than one Notice, proxy or voting instruction card?
A: It generally means that some of your shares are registered differently or are in more than one account. Please provide voting instructions for all Notices, proxy and voting instruction cards you receive.
Q: Can I vote my shares by filling out and returning the Notice?
A: No. The Notice identifies the items to be voted on at the 2018 Annual Meeting, but you cannot vote by marking the Notice and returning it. The Notice provides instructions on how to vote by Internet and how to request paper copies of the proxy materials. It is not the same as a proxy card from us or a voting instruction card from your broker, bank, or other nominee.
Q: Can I change my vote or revoke my proxy?
A: Yes, if you are a stockholder of record, you can change your vote or revoke your proxy at any time before the 2018 Annual Meeting by:

•	notifying our Corporate Secretary in writing before the 2018 Annual Meeting that you have revoked your proxy;

•	signing and delivering a later dated proxy to our Corporate Secretary;

•	voting by using the Internet or the telephone (your last Internet or telephone proxy is the one that is counted); or

•	voting in person at the 2018 Annual Meeting.
Any such written notice or later dated proxy must be received by our Corporate Secretary at our principal executive offices before 11:59 p.m. Eastern Time on June 20, 2018, if you are notifying us in writing, or before the vote at the 2018 Annual Meeting, if you are attending the 2018 Annual Meeting in person.
If you are a beneficial owner, you may submit new voting instructions only by contacting your bank, broker, or other nominee.
Q: What will happen if I do not instruct my bank, broker, or other nominee how to vote?
A: If you are a beneficial owner and you do not instruct your bank, broker, or other nominee how to vote, your bank, broker, or other nominee may vote your shares at its discretion on routine matters but not on non-routine matters. The ratification of the independent registered public accounting firm (Proposal No. 2) is the only routine matter being presented at the 2018 Annual Meeting. Thus, if you do not otherwise instruct your bank, broker, or other nominee, they may vote your shares “FOR” Proposal No. 2.
Conversely, all of the other proposals being presented at the 2018 Annual Meeting are non-routine matters, and banks, brokers, and other nominees cannot vote on these matters without instructions from the beneficial owner. Without your voting instructions on these matters, a “broker non-vote” will occur. Shares held by banks, brokers, or other nominees that do not have discretionary authority to vote uninstructed shares on non-routine matters are not counted or deemed to be present or represented for the purpose of determining whether stockholders have approved a particular matter, but will be counted in determining whether a quorum is present at the 2018 Annual Meeting. See “—Q: How are votes counted?” below for more information.
Q: Who are the proxies and what do they do?
A: The persons named as proxies in the proxy materials, Dan Bodner, our Chief Executive Officer, Douglas Robinson, our Chief Financial Officer, and Peter Fante, our Chief Administrative Officer, were designated by the Board to vote the shares of holders who are not able or not eligible to vote their shares in person at the 2018 annual meeting, based on valid proxies received by us.
Q: How are votes counted?
A: The shares represented by all valid proxies received will be voted in the manner specified on the proxies. If you are a stockholder of record and you sign, date, and return your proxy card without making specific choices, the persons named as proxies above will vote your shares in accordance with the recommendations of the Board. If you are a beneficial holder, your bank, broker, or other nominee must vote for you (unless you obtain a legal proxy from the record holder), and as noted above, if you do not provide specific voting instructions, your bank, broker, or other nominee will only be able to vote on your behalf on routine matters. As a result, you are urged to specify your voting instructions by marking the appropriate boxes on the enclosed proxy card or on your voting instruction card, as applicable.
Q: Will any other matters be voted on?
A: We are not aware of any other matters that will be brought before the stockholders for a vote at the 2018 Annual Meeting. If any other matter is properly brought before the meeting, your proxy will authorize your appointed proxies to vote for you on such matters using their discretion.
Q: How many shares must be present to hold the 2018 Annual Meeting?
A: Holders of a majority of the issued and outstanding shares of our common stock as of the Record Date must be represented in person or by proxy at the 2018 Annual Meeting in order to conduct business. This is called a quorum. If you vote, your shares will be part of the quorum. Abstentions, “withhold” votes, and broker non-votes also will be counted in determining whether a quorum exists.
Q: Where can I find the voting results of the meeting?
A: The preliminary voting results will be announced at the meeting. The final voting results will be reported in a current report on Form 8-K, which will be filed with the SEC within four business days after the meeting. If our final voting results are not available within four business days after the meeting, we will file a current report on Form 8-K reporting the preliminary voting results and subsequently file the final voting results in an amendment to the current report on Form 8-K within four business days after the final voting results are known to us.
Q: Who is paying the costs of soliciting these proxies?
A: The expense of this solicitation, including the cost of preparing, assembling and mailing the various proxy materials, will be borne by us. In addition to the solicitation of proxies by use of the mails, some of our officers and regular employees, without extra remuneration, may solicit proxies personally, by telephone or otherwise. In addition, arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to forward proxy cards and proxy materials to their principals, and we may reimburse them for their expenses in forwarding these materials.
Q: What do I need to do to attend the 2018 Annual Meeting?
A: You are entitled to attend the 2018 Annual Meeting only if you were a stockholder of record or a beneficial owner of our shares as of the close of business on April 30, 2018. You should be prepared to present photo identification for admittance. If you hold your shares through a broker, bank or nominee and you wish to attend the meeting, you will need to provide proof of beneficial ownership as of the Record Date, such as your most recent account statement prior to April 30, 2018, a copy of the voting instruction card provided by your broker, bank, or nominee, or similar evidence of ownership. If you are not a stockholder of record, note that you will not be able to vote your shares at the meeting unless you have a legal proxy from your broker. If you do not provide photo identification or comply with the other procedures outlined above, you may not be admitted to the 2018 Annual Meeting.

STOCKHOLDER PROPOSALS FOR THE 2019 ANNUAL MEETING
Proposals which stockholders desire to have included in our proxy statement for the 2019 Annual Meeting, pursuant to Exchange Act Regulation 14a-8, must be addressed to our Corporate Secretary and received by us not later than the close of business on January 9, 2019. Such proposals must be addressed to Verint Systems Inc., at 175 Broadhollow Road, Melville, New York 11747, and should be submitted to the attention of our Corporate Secretary by certified mail, return receipt requested. SEC rules establish a different deadline for submission of stockholder proposals that are not intended to be included in our proxy statement with respect to discretionary voting. The deadline for these proposals for the 2019 Annual Meeting of Stockholders is March 25, 2019. Our proxy related to the 2019 Annual Meeting may give discretionary authority to the proxy holders to vote with respect to all such proposals received by us.
The requirements found in our Amended and Restated By-laws are separate from and in addition to the requirements of the SEC that a stockholder must meet to have a proposal included in our proxy statement.
In accordance with our Amended and Restated By-laws, any stockholder entitled to vote for the election of directors at the Annual Meeting may nominate persons for election as directors at the 2019 Annual Meeting of Stockholders only if our Corporate Secretary receives written notice of any such nominations no earlier than February 21, 2019 and no later than March 23, 2019. Any stockholder notice of intention to nominate a director shall include:

•	as to the nominee:

•	the name, age, business address and residential address of such person;

•	the principal occupation or employment of such person;

•	the class, series and number of our securities that are owned of record or beneficially by such person;

•	the date or dates the securities were acquired and the investment intent of each acquisition;

•
any other information relating to such person that is required to be disclosed in solicitations for proxies for election of directors pursuant to Regulation 14A under the Exchange Act (or any comparable successor rule or regulation);

•
any other information relating to such person that the Board or any nominating committee of the Board reviews in considering any person for nomination as a director, as will be provided by our Corporate Secretary upon request; and

•	as to the stockholder giving the notice and any Stockholder Associate (as such term is defined below):

•	the name and address of the stockholder, as they appear on our stock ledger, and, if different, the current name and address of the stockholder, and the name and address of any Stockholder Associate;

•
a representation that at least one of these persons is a holder of record or beneficially of our securities entitled to vote at the meeting and intends to remain so through the date of the meeting and to appear in person or by proxy at the meeting to nominate the person or persons specified in the stockholder’s notice;

•	the class, series and number of our securities that are owned of record or beneficially by each of these persons as of the date of the stockholder’s notice;

•	a description of any material relationships, including legal, financial and/or compensatory, among the stockholder giving the notice, any Stockholder Associate and the proposed nominee(s);

•	a description of any derivative positions related to any class or series of our securities owned of record or beneficially by the stockholder or any Stockholder Associate;

•
a description of whether and the extent to which any hedging, swap or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including any short position or any borrowing or lending of securities) has been made, the effect or intent of which is to mitigate loss to, or manage risk of stock price changes for, or to increase the voting power of, the stockholder or any Stockholder Associate with respect to any of our securities; and

•
a representation that after the date of the stockholder’s notice and until the date of the annual meeting each of these persons will provide written notice to our Corporate Secretary as soon as practicable following a change in the number of our securities held as described immediately above that equals 1% or more of our then-outstanding shares, and/or entry, termination, amendment or modification of the agreements, arrangements or understanding described immediately above that results in a change that equals 1% or more of our then-outstanding shares or in the economic interests underlying these agreements, arrangements or understanding;

•
a representation as to whether the stockholder giving notice and any Stockholder Associate intends, or intends to be part of a group that intends: (A) to deliver a proxy statement and/or form of proxy to stockholders; and/or (B) otherwise to solicit proxies from stockholders in support of the proposed nominee; and

•
a written consent of each proposed nominee to serve as a director of Verint, if elected, and a representation that the proposed nominee (A) does not or will not have any undisclosed voting commitments or other arrangements with respect to his or her actions as a director; and (B) will comply with our By-laws and all of our applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines.

For purposes of the notice, a “Stockholder Associate” of any stockholder means (1) any person controlling, directly or indirectly, or acting in concert with, the stockholder; (2) any beneficial owner of securities of Verint owned of record or beneficially by the stockholder; and (3) any person controlling, controlled by or under common control with the Stockholder Associate.
At the request of the Board, any person nominated by the Board for election as a director must furnish to our Corporate Secretary that information required to be set forth in a stockholder’s notice of nomination which pertains to the nominee or such other information as it may reasonably require to determine the eligibility of such nominee to serve as a director.
However, if the number of directors to be elected at the Annual Meeting is increased and we do not make a public announcement naming all of the nominees for director or specifying the size of the Board by at least January 29, 2019, then a stockholder’s notice will be considered timely with respect to nominees for the new positions created by the increase if it is received by our Corporate Secretary no later than the close of business on the tenth calendar day after we make such public announcement.

SOLICITATION OF PROXIES
We will bear the costs of soliciting proxies from our stockholders. In addition to the use of the mails, proxies may be solicited by our directors, officers, and employees by personal interview or telephone. Such directors, officers, and employees will not be additionally compensated for such solicitation, but may be reimbursed for out-of-pocket expenses incurred in connection with such solicitation. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of common stock held of record by such persons, and we may reimburse such brokerage houses, custodians, nominees, and fiduciaries for reasonable out-of-pocket expenses incurred in connection with such solicitation.

ANNUAL REPORT
Our Annual Report on Form 10-K for the year ended January 31, 2018, was filed with the SEC on March 28, 2018, and such Form 10-K is being sent to stockholders or made available via the Internet on or about May 9, 2018. Stockholders are referred to that report for financial and other information about us. A copy of that report can be obtained, free of charge, by submitting a written request to Verint Systems Inc., Attn: Corporate Secretary, 175 Broadhollow Road, Melville, New York 11747. That report is not incorporated by reference into this proxy statement and is not to be deemed a part of the proxy soliciting material.

By Order of the Board of Directors,

Jonathan Kohl
Senior Vice President, General Counsel - Corporate and Securities, and Corporate Secretary
Melville, New York
May 9, 2018

APPENDIX A

SUPPLEMENTAL INFORMATION REGARDING NON-GAAP FINANCIAL MEASURES
The Compensation Discussion and Analysis (“CD&A”) section of this proxy statement contains non-GAAP financial measures. The tables below reconcile the non-GAAP financial measures in the CD&A to the most directly comparable financial measures prepared in accordance with Generally Accepted Accounting Principles (“GAAP”).
The presentation of these non-GAAP financial measures is not intended to be considered in isolation from, as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP, and may be different from non-GAAP financial measures used by other companies. In addition, non-GAAP financial measures have limitations in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP.

(in thousands)	Year Ended January 31, 2018

Table of Reconciliation from GAAP Revenue to Non-GAAP Revenue

GAAP Revenue	$1,135,229
Revenue adjustments related to acquisitions	15,229
Non-GAAP Revenue	$1,150,458

Table of Reconciliation from GAAP Operating Income to Non-GAAP Operating Income

GAAP operating income	$48,630
Revenue adjustments related to acquisitions	15,229
Amortization of acquired technology	38,216
Amortization of other acquired intangible assets	34,209
Stock-based compensation expenses	69,366
Acquisition expenses, net	1,596
Restructuring expenses	13,517
Other adjustments	5,385
Non-GAAP operating income	$226,148

Table of Reconciliation from GAAP Cash Flow from Operating Activities to Non-GAAP Operating Cash Flow

GAAP cash flow from operating activities	$176,327
Net interest expense paid	23,300
Non-recurring payments (primarily cash paid for transaction costs associated with business acquisitions)	25,900
Other non-recurring cash inflows	(3,900)
Non-GAAP operating cash flow	$221,627

(in thousands)	Two Years Ended January 31, 2018

Table of Reconciliation from GAAP Revenue to Non-GAAP Revenue

GAAP Revenue	$2,197,335
Revenue adjustments related to acquisitions	25,819
Non-GAAP Revenue	$2,223,154

Table of Reconciliation from GAAP Net Loss Attributable to Verint Systems Inc. to Adjusted EBITDA

GAAP net loss attributable to Verint Systems Inc.	$(36,007)
Net income attributable to noncontrolling interest	6,307
Provision for income taxes	25,126
Other expense, net	70,570
Depreciation and amortization	213,918
Revenue related to acquisitions	25,819
Stock-based compensation expenses	134,974
Acquisition expenses, net	14,483
Restructuring expenses	28,512
Impairment charges	3,324
Other adjustments	3,030
Adjusted EBITDA	$490,056

DIRECTIONS TO 2018 ANNUAL MEETING LOCATION
Hilton Garden Inn
1575 Round Swamp Road, Plainview, New York, USA 11803
Tel: 1-516-755-5552 Fax: 1-516-755-5592

Traveling from the East:
Take the Long Island Expressway (I-495) to Round Swamp Road (Exit 48). Proceed down the exit ramp to traffic light. Turn left onto Round Swamp Road and continue under the expressway to the traffic light. Continue straight after light. The hotel entrance is the second left.
Traveling from the West:
Take the Long Island Expressway (I-495) to Round Swamp Road (Exit 48). Proceed down the exit ramp to traffic light. Turn right onto Round Swamp Road. The hotel entrance is the second left.

FORM OF PROXY CARD

VERINT

VERINT SYSTEMS INC.
C/O BROADRIDGE FINANCIAL SOLUTIONS, INC.
P.O. BOX 1342
BRENTWOOD, NY 11717

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on June 20, 2018. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on June 20, 2018. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

For All	Withhold All	For All Except
☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

1. Election of Directors

Nominees

01) Dan Bodner
02) John Egan
03) Penelope Herscher
04) William Kurtz
05) Richard Nottenburg
06) Howard Safir
07) Earl Shanks

The Board of Directors recommends you vote FOR proposals 2 and 3.

		For	Against	Abstain
2	To ratify the appointment of Deloitte & Touche LLP as independent registered public accountants for the year ending January 31, 2019.	☐	☐	☐
3	To approve, on a non-binding, advisory basis, the compensation of the named executive officers as disclosed in the accompanying proxy statement.	☐	☐	☐

NOTE: To transact such other business as may properly come before the 2018 Annual Meeting or any adjournment or postponement thereof.

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as name(s) appear(s) hereon. Joint owners should each sign. When signing as an attorney, executor, administrator, corporate officer, trustee, guardian or custodian, please give full title.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000382830_1 R1.0.1.17

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Verint Systems Inc. Notice of Annual Meeting of Stockholders, Proxy Statement and Annual Report on Form 10-K for the Year Ended January 31, 2018 are available at www.proxyvote.com

VERINT SYSTEMS INC.

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 21, 2018

The undersigned hereby appoints Dan Bodner, our Chief Executive Officer, Douglas Robinson, our Chief Financial Officer, and Peter Fante, our Chief Administrative Officer, and each or any one of them, as true and lawful agents and proxies with full power of substitution in each, to represent the undersigned and to vote all of the shares of stock in Verint Systems Inc. (the "Company") which the undersigned is entitled to vote at the 2018 Annual Meeting of Stockholders of the Company to be held on June 21, 2018 at 11:00 A.M. Eastern Time at the Hilton Garden Inn, 1575 Round Swamp Road, Plainview, New York, 11803, and any adjournment or postponement thereof: (1) as hereinafter specified upon the proposals listed on the reverse side and as more particularly described in the Company's Proxy Statement, receipt of which is hereby acknowledged, and (2) in their discretion upon such other matters as may properly come before the meeting.

Please specify your choices by marking the boxes. It is important that your shares are represented at this meeting, whether or not you attend the meeting in person. Therefore, please complete this proxy card and mail it in the enclosed return envelope. If you are a stockholder of record and you sign, date, and return your proxy card without making specific choices, the persons named as proxies above will vote your shares in accordance with the recommendations of the board of directors.

The shares represented hereby shall be voted as specified. IF NO SPECIFICATION IS MADE, SUCH SHARES SHALL BE VOTED "FOR" THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND "FOR" PROPOSALS 2 AND 3. Whether or not you are able to attend the meeting, you are urged to sign and mail the proxy card in the return envelope so that the stock may be represented at the meeting.

IF YOU ELECT TO VOTE BY MAIL, PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE

0000382830_2 R1.0.1.17

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)